Exhibit 10.24.9

Please extend in your Registry of Public Deeds one by means of which the Modification and Extension of the Term of the Line of Credit Contract in Foreign Currency originally granted by Public Deed dated September 25 2002, and was executed by of each one of the institutions below listed is made evident:

BANCO DE CREDITO DEL PERU, RUC No. 20100047218, with address at Calle Centenario N° 156, Las Laderas de Melgarejo, La Molina, Lima. Represented by Monsieur Andrés Javier Arredondo Bellido, identified with,  DNI N° 10543236   , and, Monsieur Juan Manuel Inchaustegui Zevallos identified with, DNI N° 07794239, with faculties to that effect according to power registered on Electronic Entry N° 11009127 from the Legal Entities Registry in Lima;

(each one denominated individually a Bank and jointly the Banks), and as AGENT for the Banks, Banco de Credito del Peru, henceforth will be denominated the AGENT; and on the other part

DOE RUN PERU S.R.L. RUC N° 20376303811, with address at Av. Víctor Andrés Belaunde 147, Via Principal 155, Centro Empresarial Real - Torre Real 3, Piso 9, San Isidro, properly represented by Mr. Henry Eric Peitz, identified with Foreign Carnet N° 000190392, with faculty for this purpose according to power granted on entry C00028 of Electronic Registry  N° 11015369 from the Legal Entities Registry in Lima, who henceforth denominated DRP, under the following terms and conditions:

FIRST: DEFINITIONS

1.1                                 Except for express indication or if the context requires it, the terms used in this Line of Credit Contract which the first letter is capitalized will have the meaning indicated in this clause:

Affiliates: Will be Doe Run Cayman Ltd (DRCayman), The Doe Run Resources Corporation (DRR) any of their Restricted Subsidiaries (other than DRP), as well as any of the Restricted Subsidiaries of DRP.  Restricted Subsidiaries of DRR and DRP for this Line of Credit Contract as of the date of execution of this contract are detailed in Attachment II  Said Attachment shall be updated as new Restricted Subsidiaries are included for DRR and/or DRP, DRP shall send a new listing to the  AGENT to that purpose.

Agent:  Will have the meaning that is indicated in the introduction to this Line of Credit Contract.

Banks:  Will have the meaning that is indicated in the introduction to this Line of Credit Contract.

Working Banks: Will be those Banks that have not incurred in any non-fulfillment under this Line of Credit Contract.

Bonds:  Are bonds issued by DRR for up to an amount of US $175,832,200.00, in conformity with the terms and conditions contained in the “indenture” celebrated on the 29th of October of 2002, between DRR, a company constituted under the laws of the State of New York, as Issuer, the Guarantees and State Street Bank and Trust Company as Fiduciary ( Trustee”), and their modifications. According to Section 6.12 of the indenture, DRP’s and its Subsidiaries debt, as it is reflected, shown in the guarantees under the indenture, are contractually subordinate to payment of each and every one of the DRP obligations under this Line of Credit Contract.

Adverse Material Change:  Is any material adverse change in (i) the business, condition (financial or other), operations or property of DRP,

DRR and/or its Affiliates, considered the last ones (the Affiliates) as a group with DRP and/or DRR (iI) the capacity of the AGENT and/or the Banks to execute the rights and remedies granted in their favor in virtue of the Financial documents or (III) capacity of DRP, DRR and/or its Affiliates, considering these last ones (the Affiliates) as a group with DRP and/or DRR, to fulfill the obligations under the present Line of Credit Contract or any of the Financing Documents.

Commitment:  Is the amount up to which each Bank, in an irrevocable manner, is obligated to participate as lender for the Credit Line, which is detailed in Attachment I of this Line of Credit Contract, with the sub-limits therein set.

Preceding Conditions for the Closing Date:  Are the conditions that are described in the Eighth Clause.

Conditions Previous to the Disbursements:  Are the conditions that are described in clause number Nine.

Administration and Guarantee Trust Contract:  Shall be the trust contract to be executed by DRP, as grantor, in favor of the AGENT as trustee for the benefit of the Banks.

DRP in advance accepts that the AGENT will enjoy and will continue to maintain in force the Cession of Rights for Accounts Receivable together with the Administration and Guarantee Trust Contract if it is legally possible.

The AGENT shall diligently collaborate with DRP in the structuring of the constitution of the Administration and Guarantee Trust to which the preceding paragraph refer, within a reasonable time considering that the maximum tem that DRP has to fulfill this obligation is 60 days, according to what is disposed on clause 11.21

Line of Credit Contract:  Shall be this document

Guarantee Contracts:  Are the Global and Floating Pledge Contract and the Cession of Rights of Accounts Payables that DRP executes in favor of the AGENT for the benefit of the Banks on the date of execution of this Line of Credit Contract and the Administration and Guarantee Trust Contract, once it is executed.

Inventory Concentrate Eligible Accounts:  The inventory of concentrates acquired by DRP, that, according to the criteria and reasonable discretion of the Banks, except, for those that were objected by the Majority of the Banks and said objection was notified to DRP, fulfills the following requirements: (i) will consist of concentrates physically located at the plants or DRP premises (including the concentrates that were found at the Cobriza mine and those that were being shipped from the Cobriza mine to La Oroya). or in transit to La Oroya from general deposit warehouses, the same which DRP shall specify in writing to the AGENT within thirty (30) calendar days following to the date of execution of this Line of Credit Contract, or which are being deposited, found or are physically located in places different from those mentioned, but within the territory of the Republic of Peru, can be freely inspected by the AGENT, or by whom he designates, this designation will be previously notified in writing to DRP, and over which there are no rights or burdens for the depositor, other than those charges that may derive from the payment of storage and transportation costs, or the costs for storage or transportation that may be questioned in good faith, and other Allowable Charges.; (ii) are in good condition, not damaged or obsolete, fulfilling all the standards established by any governmental authority that may have authority with regard to said goods, their use and/or sale and which are normally useable or sellable in the normal course of business of DRP; (iii) is not inventory assigned in favor of DRP; and (iv) are marketable.

Are specifically excluded from this definition:  (a) the DRP materials necessary for the processing of Ferrites and (b) the DRP concentrates that result from the processing of the Ferrites in relation to the Ferrites Project.

Eligible Product in Process Inventory Accounts:  The DRP inventory of products in process that in the criteria and to the reasonable discretion of the Banks, except where this were objected by the Majority of the Banks and said objection was notified to DRP, will comply with the following requirements: (i) be products in process that are in good condition; (ii) are sellable products in process, not obsolete; (iii) the products in process are found or are physically located in the plant or DRP premises or at any other place authorized by the AGENT within the territory of the Republic of Peru; (iv) are the sole property of DRP, the same who has legitimate title for their transfer; and (v) are free from charges or any measure that may affect DRP’s title, except for Allowable Charges.

Excluded from this definition of inventory product in process are those related to the Ferrites Project, amongst which are found: (a) the un-processed Ferrites; (b) the products in the process of production or processing at the Ferrites plant; (c) the materials needed for the procession of the Ferrites, (d) the Ferrites that result from the DRP zinc circuit and that are mixed with the remainder of the Ferrites to be processed by the Ferrites s processing plant, and (e) the residues derived form the processing of Ferrites at the Ferrites processing plant.

Eligible Finished Product Inventory Accounts:  The inventory of finished products exclusive property of DRP, that to the criteria and reasonable discretion of the Banks, except where the same were objected to by the Majority of Banks and said objection was notified to DRP, and complies with the following requirements: (1) consists of finished products at or physically located in the DRP plants or establishments or at general deposit warehouses or in transit toward them; these same ones shall be specified in writing to the AGENT by DRP within thirty (30) calendar days following the date of execution of this Line of Credit Contract, or that being deposited, at or physically located in different places than those mentioned, but within the territory of the Republic of Peru may be freely inspected by the AGENT, or by whom he designates, designation which will be notified in advance and in writing to DRP, and over which there is no right or burden in favor of the depositor, other than the charges that may be derived from payment for storage and transportation of the final products, or the storage or transportation charges that are being questioned in good faith and other Allowed Charges; (ii) which are in good condition, not damaged nor obsolete, fulfill all the standards established by any government authority, if there is one that has authority with regard to those goods, their use and/or their sale and are normally useable or sellable in the normal course of business of DRP; (iii) not be consigned inventory; and (iv) are marketable.

Specifically excluded form this definition are the final products related to the Ferrites Project, amongst which are: (a) the Ferrites without being processed, (b) the materials necessary for the processing of the Ferrites; (c) the Ferrites that result from the DRP zinc circuit and that are mixed with the other Ferrites to be processed by the Ferrites processing plant as part of the Ferrites Project; (d) the residues derived from the processing of Ferrites in the Ferrites processing plant; and (e) the concentrates that result from the processing of the Ferrites in relation to the Ferrites Project.

Accounts Receivable from Eligible Buyers: Those accounts receivable for the sale of the DRP products elected to the criteria and reasonable discretion of the Banks, except that said election would be objected by the Majority of the Banks and the objection was notified to DRP, to be included in the computation of the Base Amount of the Loan, excluding: (i) the receivable accounts for the sales contracts for an amount no greater than US $27,500,000 per year that are ceded in Trust as Guarantee in favor of the Peruvian Government to fulfill the Modified PAMA obligations, and (i) the accounts receivable that are generated as a result of the sale of DRP concentrates to CORMIN as a result of the Ferrites Projects, until the total of the debt generated from the Ferrites Loan has been fully cancelled.  Once cancelled, the accounts receivable that are generated between DRP and CORMIN in the Ferrites Project, shall be considered Accounts Receivable of Eligible Buyers as they are ceded under the Cession Contract for Rights to Accounts Receivable or to the Administration and Guaranty Trust that is constituted or any one that may be constituted in substitution of it, if that were the case.  For the purpose of determining the amount of the accounts to be computed, the nominal value  of said accounts will  be deducted from the amount of discounts, reimbursements, deductions, claims, credits, charges, reimbursements or reductions.  For effects of the computation of the value of those accounts that are not in US dollars the corresponding conversion will be made at the exchange rate on the date of the calculation.

DRP and the AGENT agree that once all the debt from the Ferrites Loan is paid, the accounts receivable that are generated as a results from the sales that DRP makes to CORMIN as part of the Ferrites Project shall be considered as Accounts Receivable of Eligible Buyers as long  they fulfill the requirements established in the preceding paragraph as they are ceded under the Cession of rights of Accounts Receivable Contract or to the Administration and Guaranty Trust that is constituted or the one that may be constituted in substitution of it if that were the case.

Except where the Majority of the banks determines different, in no case will Accounts Receivable from Eligible Buyers be: (i) those derived from the sales made by DRP to its Affiliates; (ii) those where the payment term is longer than the one normally used by DRP in its commercial transactions; (iii) those that remain unpaid for over sixty (60) days from their due date or for more than ninety (90) days from their invoice date; (iv) those where the debtor has more than fifty percent (50%) of their debt as ineligible in conformance with the criteria established in number (iii) preceding, (v) those that, added to the other accounts from the same debtor, exceed the nominal value at 15%  from the all of the accounts pending from collection from DRP, but only with regard to the excess; (iv) those where the debtor is, a creditor of DRP with right to compensation or said debtor has claimed or argued his responsibility regarding the account, but only with regard to the amount for which the debtor has right to compensation or has made a claim or reclamation to DRP; (iv) those where the debtor has voluntarily initiated or has been initiated a bidding process and/or bankruptcy,  it has been liquidated or dissolved, has suspended the carrying out of its business or has been declared insolvent; (viii) those derived from a sale in which, for any reason, the debtor has the right to return the goods or DRP has the obligation to re purchase the same; (ix) those that do not represent a final sale or those derived from a sale with regard to which the merchandise has not yet been shipped or sent to the locality designated by the debtor of the account, except where the document for title transfer has been emitted in favor of the buyer; (x) those where the debtor has delivered in advance an  amount, value or good as guarantee, but only in regard to that amount, value or good, except where in any of the previous cases a letter of credit was, confirmed or endorsed in favor of any of the Banks; (xi) those that for any other reason are illegal or have been illegally constituted; and (xii) those where the debtor, in accordance to what is proven by the AGENT by means of a comparison between the detail that DRP shall provide according to literal (iv) of number 11.2 of the Eleventh Clause and its own information regarding the amounts deposited in the collection accounts when making the previous payments during the validity of this contract and the Guarantee Contracts had not done them by means of a deposit to the collection accounts set in the Cession Contract for Rights or the Trust Contract whichever may be applicable.

Allowed Debt:  Will Be (i) the guarantee given by DRP and its Affiliates regarding (a) the granting of one or more Preferential Loans for the total amount of US $15,000,000.00 (henceforth the Renco Loan), and (b) the Bonds, in said cases including interest, commissions and payment that from time to time are generated, but that always are contractually subordinate to the obligations undertaken by DRP in virtue of this Line of Credit; (ii) any of DRP or its Affiliates indebtedness open at the Time of Closing that appears in the quarterly Financial Statements (in accordance to the Peruvian GAAP) for DRP to June of 2005; (iii) debts and financial obligations derived from the present Line of Credit Contract, for up to a maximum amount of capital of US $40,000,000.00 plus interest, commissions and other expenses; (iv) debts and financial obligations derived from Coverture Contracts celebrated by DRP with the purpose of protecting itself against the eventual variation of the interest rate and exchange rate as well as the variation of the price for fuel, concentrates and finished products, as long as the amount owed for concept of principal in said contracts does not exceed the amount owed for concept of principal in the contracts to which it protects and the obligations derived from Hedge Agreements celebrated in the ordinary course of business and those exclusively related to the local sale of DRP production; (v) debts and financial obligations derived from the Subordinated Loan; (iv) additional indebtedness incurred by DRP for up to US $20,000,000.00 plus interests, commissions and other expenses including the Ferrites Loan; (vii) debts and financial obligations undertaken by DRP in favor of DRR or any of their Affiliates  (including debts derived of the inter-company contracts);  AS LONG AS, what is indicated in this numeral (vii): (a) is computed within the additional indebtedness allowed in numeral (vi), except for the debt derived from the inter-company contracts described in Attachment VI and the Commercial Accounts with DRR, and (b) includes the direct and indirect indebtedness between DRP and one or more of the Affiliates of DRR through one or more financial intermediaries, but being the annual increment of said indebtedness equivalent to the balance of commissions not distributed and only for up to a maximum of US $4,000,000.00 annually; (viii)  debts and financial obligations that DRP may  incur in the ordinary course of its business, such as: commercial accounts, remunerations to be paid and social benefits, accumulated expenses, payment of taxes, bond letters to guarantee the payment of customs obligations, lease of equipment; (x) supportive, unconditional, irrevocable and automatic bank bond letter in favor of the Ministry of Energy and Mines derived from the extension of the PAMA for a value equivalent to 20% for a maximum of US $23,000,000.000 of the balance of the deferred projects of the Modified PAMA to be executed in accordance to article 8 of Supreme Decree No. 046-2004-EM, as well as any other guarantee that may substitute the one previously mentioned; and (x) debts and financial obligations incurred in the renovation, extension, substitution and/or refinancing of any debt mentioned in the preceding literals, as long as when said renewal, extension, substitution and/or refinancing is under equal or more favorable conditions, and does not result in an increase in the amount for concept of capital in an aggregate of the debt represented by said agreements, with excepted in what is indicated in (viii).

This definition of Allowed Debt includes, with regard to previous numeral (iv) a finance line for up to US $10,000,000 corresponding to Section 3 of the Ferrites Loan as it is defined in Attachment VIII of this Contract;

Financing Documents: Are (i) this Line of Credit Contract, (ii) the Promissory Notes, (iii) the Guarantee Contracts, and (iv) any public deed that is derived from these previous documents as well, as in each case, the modifications or deferments that occur form time to time.

Adverse Material Effect:  Is any event or condition that creates a substantial adverse effect in (i) the business, condition (financial or other), operations or properties of DRP, DRR and/or its Affiliates, considered those last ones (the Affiliates) as a group with DRP and/or DRR, (ii) the capacity of the AGENT and/or the Banks to execute the rights and remedies granted in their favor in virtue of the Financing Documents, or (iii) the capacity of DRP, DRR and/or its Affiliates, considered those last ones (the Affiliates) as a group with DRP and/or DRR, to fulfill its obligations under the present Line of Credit Contract or any of the Financing Documents.

Events of Non-fulfillment : Are those circumstances detailed in the Twelfth Clause of this Line of Credit Contract, which originate the consequences mentioned in clause number Thirteen of this Line of Credit Contract.

Closing Date:  Is the date when the Conditions preceding to the Closing Date and the execution of the Financing Documents are met.

Disbursement Date:  Is the date for which a disbursement is requested in the Request for Disbursement

Date of Expiration:  This is the date of expiration for each one of the loans and/or credits granted by the Banks in favor of DRP in the frame of the Line of Credit to which Line of Credit Contract Refers to.

Final Expiration Date:  Is the final expiration date for the use of the Line of Credit, according to what is indicated in number 3.5 of the Third Clause of this Line of Credit Contract.

Allowed Charges:  Will be those taxes and burdens that fall or may fall on those assets of DRP that: (i) are derived from obligations from labor legislation and social security obligations; (ii) are  charges and taxes imposed by law, or which are derived from the ordinary course of business of DRP, such as burdens or taxes derived from the storage or transportation of their products,  or were being questioned in good faith by DRP; (iii) are charges or taxes necessary for the fulfillment of the law; (iv) are charges or taxes that are originated as a consequence of incurring in Allowed Debt, AS LONG AS, said charges or taxes are for up to the maximum amount of the total amount of capital for the Allowed Debt; (v) are charges or taxes that are originated as a consequence of a judicial mandate, judicial sentence or arbitration decision, as long as said judicial or arbitration processes does not constitute an Event of Non-fulfillment; (vi) assets in trust, constituted by DRP, with the intervention of the General Mining Bureau (“DGM”), to which one or more sale contracts will be attached in function of the budget for investments for the modified PAMA.  The value of the affected contracts shall be for a sum no greater than $27,500,000.00  (Twenty Seven Million and 00/100 US Dollars ), in function to the amount of the investment budget previously mentioned; and (vii) the guarantees, charges and taxes and transfer in trust that form part of the Ferrites Project and which are detailed in Attachment VIII to this  Line of Credit Contract.

Line of Credit:  Is the financing that is granted to DRP in virtue of this document.  Said financing consists of: (i) a Revolving Line of Credit, in conformity with the terms contemplated in numeral 3.2.1 of the Third Clause, and (ii) an Indirect Line of Credit, in agreement with the terms contemplated in numeral 3.2.2 from the Third Clause.

Majority of the Banks:  For effects of the calculation, the Majority of the Banks, will be the working Banks whose amounts of Commitments represent at least 67% of the total amount that the Working Banks had committed.  This total shall be calculated in US dollars.  For these purpose, the percentages of participation for each Bank assigned in Attachment I of this Line of Credit Contract will rule.

At all times during the  term of this Line of Credit Contract Banco de Credito del Peru or another first rate bank, that were approved by DRP, shall retain 34% of  the total amount committed by the Working  Banks.

For the cases in which unanimity of the Banks is required, the working banks shall be the ones considered.

Loan Base Amount:  The amount resulting from the sum of the following DRP asset accounts, as established in the certificate to which numeral 11.27 from the Eleventh Clause refers to, in the established percentages; (i) 90% of the Accounts Receivable from Eligible Buyers that would have granted their consent to the cession in favor of the AGENT for the total of the collection rights or payment or 85% of the Collection Accounts for Eligible Buyers that had confirmed the receipt of the communication of said cession of collection and payment rights; (ii) 70% of the Inventory Accounts for Eligible Concentrates; (iii) 50% of the Eligible Inventory Accounts for Products in Process, as long as at least 66% of the value in the books for said products corresponds to products at the process in the stage process of refining and (iv) 80% of the Eligible Inventory Accounts for Final Products.

Obligations: Are, in general all the commitments, duties and obligations undertaken by DRP before the Banks in virtue of this contract and, in particular, those commitments and obligations detailed in the Eleventh Clause.

Financial Obligations: Are the commitments and obligations undertaken by DRP before the Banks in virtue of what is disposed in numeral 11.1 from the Eleventh Clause in this Line of Credit Contract.

Modified PAMA:  Comprehends both the project for the construction of the Sulfuric Acid Plant, regarding to which DRP will request DGAAM an extension under the protection of Supreme Decree No 046-2004-EM, as well as the other PAMA projects pending from execution to the date of approval of the requested extension.

Minimum Net Consolidated Assets:  The Minimum Net Consolidated Assets of DRP are US $225,000,000.00; where the Net consolidated Assets are the sum of (i) all the entries that, in accordance to the Generally Accepted Accounting Principles (GAAP) in Peru, appear in their Ledger as Assets and (ii) the amount corresponding to the participations  representative of the social capital.  For the purpose of determining the Net Minimum Consolidated Assets of DRP (i) the amount that results from the previous formula will be added to the balance of the Subordinate Loan; and (ii) the difference between the receivable accounts from Affiliates and the accounts payable from Affiliates will be deducted.  The accounts to be paid to Affiliates shall have solely originated from activities proper to the type of business and shall have taken place under market conditions.  Without prejudice of what is mentioned, for the purpose of the calculation of the Minimum Consolidated Net Assets only accounts to be paid to Affiliates deriving from investments in securities or the purchase of fixed assets, as long as (i) said purchases are for amounts under US$ 100,000.00 considered individually and for US $300,000.00 accumulated during the term of the Line of Credit Contract and (ii) purchases greater than the amounts in the preceding numeral (i) as long as said purchases are carried out in terms no less favorable for DRP than those that DRP could obtain from buyers other than their Affiliates, in which case verification from an independent consultant will be required.

In addition, the expenses rising from the closure of the Cobriza mine that do not affect the cash flow from DRP and the adjustments derived from guarantee operations that do not affect the cash flow of DRP are excluded from the calculation for the Minimum Consolidated Net Assets.

Subordinate Loan:  Is the subordinate loan (denominated as “Subordinate Promissory Note” granted by DRR to DRP for up to an amount of US $ 139,062,500.00 executed on September 12, 2002.  Said loan, during the term of the Line of Credit will not generate interest and its payment in the measure  in which this Line of Credit is in effect will be contemplated within the US $4’000,000, maximum amount that DRP can distribute to its Affiliates.  The Subordinate Loan shall be found subject to the legislation of the State of New York in the US of America and the terms and conditions of the same shall be presented to the AGENT.

Ferrites Loan:  Is the financing granted by Servicios Mineros Integrados S.A.C., a subsidiary of Trafigura Beheer B.V., for an amount of up to a maximum of US $30’000,000.00 (Thirty Million US Dollars), in favor of DRP according to the terms and  conditions set in Attachment VIII.

Ferrites Project:  Is the Project by means of which the Ferrites with high zinc and silver content, amongst other metals, are processed by DRP at the Ferrites processing plant built for that purpose by DRP and which processed concentrates are transferred to Consorcio Minero S.A. CORMIN, subsidiary of Trafigura.  The account payable that is generated from the sale price from the transfer of the concentrates transferred by DRP in favor of CORMIN shall serve to pay the Ferrites Loan, for up to the amount that were necessary to fulfill the payment of principal plus interest.

Request for Disbursement:  Is the letter addressed to the AGENT to request a disbursement, which text is enclosed to this Line of Credit Contract as Attachment II.

1.2                               Except where the contrary is specifically indicated or the context requires it, the interpretation of this Line of Credit Contract shall observe the following rules: (a) the singular includes the plural and vice versa; (b) the reference to any gender includes the other gender; (c) the reference to any contract (including this Line of Credit Contract and its Attachments), documents or instrument is understood as carried out on that contract, document or instrument, as it may be modified or regulated from time to time in accordance to the terms contained in each one of them and, if applicable, the terms contained in this Line of Credit Contract; (d) except where  the context demands an interpretation or opposite sense, the reference to any Clause, Section or Attachment means that Clause, Section or Attachment of this Line of Credit Contract; (e) “including” (and, consequently “include”) means that it encompasses without limitation the general description that precedes the use of said term; (f) any reference to “Party” or “Parties”  in this Line of Credit Contract shall be understood carried out to one party or the parties of this Line of Credit Contract as the case may be and (g) all reference to the “non-fulfillment” in this Line of Credit Contract and the Financing Documents refers to the non-fulfillment of any obligation by any of the Parties, without the duty on the part of the other existing parties to demand the fulfillment of said obligation – except for what is foreseen in this Contract - or constitute delinquency on said Party.  As long as the current legislation allows it, all non-fulfillment will be incurred in an automatic manner, except for what is foreseen in this Contract.

SECOND:   BACKGROUND

2.1                               DRP is a privately held Company which purpose is that of dedicating itself to mining activities of smelting, refining, sale of metals and related activities including, but not limited, to the processing of minerals.  In October of 1997, DRP acquired Empresa Metalurgica La Oroya S.A. from its previous owner, the government company Empresa Minera del Centro del Peru S.A. under the frame of the privatization process carried out by the government of the Republic of Peru.  In December of 1997, by means of fusion by absorption DRP absorbed Empresa Metalurgica La Oroya S.A.

2.2                                 In virtue of Public Deed dated June 18, 1998, granted in Lima before Public Notary Dr. Anibal Corvetto Romero, Banco de Credito del Peru granted DRP a Line of Credit in Foreign Currency, with the purpose of financing its operations of export and/or local sales, for up to the amount of US $40’000,000.00

2.3                                 With date September 2002, Banco de Credito del Peru and DRP executed the Line of Credit contract in Foreign Currency in virtue of which Banco de Credito Del Peru renewed the line of credit previously indicated for up to the same amount, but subject to terms and conditions agreed in the referenced contract granted under public deed dated September 25, 2002.

The term of expiration of said contract was successively renewed through the 15th of December 2005.

2.4                                 By means of this Contract DRP has requested a new renewal and extension of the term of final expiration of the Line of Credit and Banco de Credito del Peru attending to said request has accepted to extend and modify the Line of Credit Contract in the terms and condition that are detailed in this Contract.  For this reason, the parties specifically declare that this Contract (i) does not constitute a renewal of obligations and (ii) the terms and conditions of the Line of Credit Contract are those that are agreed in this Contract substituting and modifying all the terms and conditions of the Line of Credit Contract of September 25, 2002.

THIRD: OBJECT OF THE CONTRACT.

3.1                                 DRP requires financing for working capital for its foreign commerce operations and/or local sales, purchase of concentrates, raw materials, supplies, inventory, spare parts, other operative costs and other reasons for working capital, for this reason it has requested the Banks to through the AGENT grant  a Line of Credit for an amount of up to $40’000,000.00 US (FORTY MILLION AND 00/100 US DOLLARS) and the Banks agreeing to the request made, agree to grant it, subject to the maximum amounts that each Bank has committed in virtue of their corresponding Commitments, and in agreement with the terms and conditions that are pointed in the Line of Credit Contract.

The commitments undertaken by each one of the Banks and their corresponding sub-limits are those listed in Attachment I of this contract.  Attachment I shall be updated accordingly if BCP were to partially cede their participation according to what is stipulated in Clause 16 of this Line of Credit Contract.

3.2         The Line of Credit that is granted under the protection of this Line of Credit Contract will be formed by the two sub-headings, indicated next, which joint use cannot exceed US $ 40,000,000.00 (FORTY MILLION AND 00/100 US DOLLARS):

3.2.1            Revolving Line of Credit:  Is granted up to for an amount that is the lesser between (i) US $40,000,000.00 (FORTY MILLION AND 00/100 US DOLLARS) and (II) the Loan  Base Amount, as long as the legal limits for the banking operations that the General Financing System and the Insurance System and/organic Superintendence Banking and Insurance Law (Law 26702) or any other law that may replace them in the future allow it.

DRP will be able to use the Revolving Line of Credit that is granted in virtue of this Contract of the Line of Credit, by means of the request of loans necessary to cover its needs for working capital.  Within the Revolving Line of Credit to which this numeral refers to, up to US $5,000,000.00 (FIVE MILLION and 00/100 USD) may be dedicated for letters of credit.  The use of the letters of credit will be found subject to the limitations of the Base Amount of the Loan and the other conditions of the Revolving Line of Credit from the moment in which the shipping documents that transfer the title are received by DRP.

The Revolving Line of Credit  shall be ruled, in the specific, by the terms and conditions of Clause Four and in the general by Clause Sixth and following.

The Revolving Line of Credit includes the issuance of Credit Cards for DRP executives for up to US $120,000.00 (ONE HUNDRED AND TWENTY THOUSAND AND 00/100 US DOLLARS), according to DRP’s  request.

Finally DRP may use this Revolving Line of Credit for up to an amount of US $5,000,000.00 for (a) the issuance of bond letters destined to guarantee the local acquisition of concentrates or raw materials; and, (b) as long as the AGENT authorizes it, the issuance of letters of credit for the acquisition of equipments or goods, other than those indicated in numeral 5.2 of the Fifth Clause.  The line for bond letters shall be subject in what is specific to what is disposed on the Fifth Clause and in the general to what is disposed in the Sixth Clause and following of this Line of Credit Contract.

3.2.2            Indirect Line of Credit: Is granted for up to the maximum amount of US $13,000,000.00 (THIRTEEN MILLION AND 00/100 US DOLLARS), to be used in the following manner: (i) up to US $5,000,000.00 (FIVE MILLION AND 00/100 US DOLLARS) will be earmarked for the issuance of bond letters payment guaranty for the benefit of the Peruvian National Superintendence of Customs – CUSTOMS to guarantee operations for temporary admission of mineral (ii) up to US $8,000,000.00 (EIGHT MILLION AND 00/100 US DOLLARS) will be earmarked for the issuance of bond letters in strict compliance in benefit of the National Superintendence of Tax Administration –SUNAT to guarantee requests related to the General Sales Tax – IGV; and up to US $5,000,000.00 (FIVE MILLION and 00/100 US DOLLARS) will be for to the issuance of letters of credit, which will be available under the protection of the Indirect Line of Credit until the corresponding shipping documents that represent  title transfer have been received by DRP and which amount is different from and in addition to the US $5,000,000.00 million referred to in Clause 3.2.1.

Without prejudice of what is indicated in the preceding paragraph, DRP declares to know and to accept that the maximum amount for use of the Indirect Line of Credit will be US $13,000,000.00 (THIRTEEN MILLION and 00/100 US DOLLARS) which does not include bonds in favor of the Peruvian  Government to comply with obligations related to the Modified PAMA.

The Indirect Line of Credit will be ruled, in the specific by the terms and conditions of the Fifth Clause and in the general by the Sixth and following Clauses.

3.2.3  Any other line of credit requested by DRP as long as the AGENT accepts said request.

3.3                                 The Banks agree to grant DRP, subject to the terms and conditions of this Line of Credit Contract, various loans and/or credits in dollars during the period comprehended from the date in which the Preceding Conditions are met for the execution of Disbursements until, but excluding the Final Date of Expiration for the maximum amount of US $ 40,000,000.00 (FORTY MILLION AND 00/100 US DOLLARS) with the clarification mentioned in numeral 3.2 of this same Clause.  Subject to the conditions of this Line of Credit Contract, during said period DRP may take loans, pay or re-take loans for the amount previously mentioned, for all or in part or request the issuance of bond or letters of credit as it may correspond.

3.4                                 The maximum amount for use of the Line of Credit that the Banks grant in virtue of this Line of Credit Contract shall be at all times the amount that results lesser than (i) 40,000,000.00 and (ii) the Base Amount of the Loan plus the maximum use of the Indirect Line of Credit.  In case that as a consequence of the variations of the Base Amount of the Loan, the amount used from the Line of Credit is above the maximum allowable amount contemplated in the paragraph, the AGENT shall have the faculty to demand prepayment  (without any penalty)from DRP of the sum that is necessary for the used amount of the Line of Credit to become equal or lesser than the maximum allowable amount in conformance with what is disposed by this numeral.  DRP shall comply with making said payment within thirty (30) calendar days following the date in which it were required by the AGENT.

3.5                                 The term of use for the Line of Credit is of nine (9) months counted from the 23rd of September of 2005, with final expiration on the 23rd of June 2006.  The term for the Peruvian Revolving Credit may be extended for an additional term of three (3) months, with final expiration on the 22nd of September 2006, subject to (i) the approval of the PAMA extension on the part of the competent authority,  under satisfactory terms for the BANKS; (II) that DRP demonstrates to the satisfaction of the Banks that it is diligently seeking to establish a Take–out financing in substitution or replacement of the Line of Credit; and (iii) that DRP has obtained from Servicios Mineros Integrados S.A.C. the funds corresponding to Section 2 of the Ferrites Loan or alternatively, that DRP demonstrates to the Banks, to their satisfaction, that it has the alternative financing sources (including the generation of cash for DRP) to constitute the banking bond letter, supportive, unconditional, irrevocable and of automatic realization  banking bond letter in favor of the Ministry of Energy and Mines stemming from the extension of the PAMA on the latest date in which it must be constituted.

For effects of the previous numeral (i), it will be understood that the approval of the extension of the PAMA is satisfactory for the BANKS if:

(a)          the investment related to the sulfuric acid plants associated to the Modified PAMA for the period 2006 is for an investment amount not greater than US $8,000,000.00 (Eight Million US Dollars);

(b)         the total period to carry out the Modified PAMA is no lesser than three (3) years; and

(c)          the amount of said investments is not greater as a whole than US $110,000,000.00 (ONE HUNDRED AND TEN MILLION AND 00/100 US DOLLARS)

3.6                                 DRP is obligated to use the funds that result from the first disbursement that is made in accordance to the terms of this Line of Credit Contract to pay the total of the amount that DRP owed Banco de Credito del Peru, in virtue of the Line of Credit Contract in Foreign Currency that is on record on Public Deed dated September 25, 2002.

3.7                                 At any time DRP may request the reduction of the maximum amount for the Line of Credit mentioned previous numeral 3.2. Once the maximum amount of the Line of Credit is reduced, the same will not be able to be restored again, without previous unanimous approval of the Working Banks.

3.8                                 Without prejudice of what is disposed in the Twelfth and Thirteenth Clauses DRP obligates itself to pay fully the AGENT fully for the loans and/or credits that are open in virtue of this Line of Credit on the Final Expiration Date.

3.9                                 The Banks, the AGENT and DRP agree that the Modification and Extension of the Term of this Line of Credit Contract will have effect from the 15th of December of 2005, date on which the first disbursement will take place and will be modified and will automatically extend the line of credit contract dated September 25, 2002 to which numeral 2.2 of the Previous Second Clause refers to.

FOURTH:  OF THE TERMS AND CONDITIONS OF THE REVOLVING LINE OF CREDIT REFERRED TO IN CLAUSE 3.2.1.

4.1                                 Of the Commitments:  From the date in which the Preceding Conditions are fulfilled for the Execution of the first disbursement in accordance to this Line of Credit Contract and up to but excluding the Final Date of Expiration, each one of the Banks that had made a Commitment irrevocably obligates itself to make one or various disbursements for a total aggregate amount of capital equivalent to its corresponding Commitment and within the sub-limits detailed in Attachment I. The obligation of each Bank to make a disbursement is subject, in each case, to the satisfaction of each one of the Preceding Conditions for the Carrying out of the Disbursements.

4.2                                 Of the amount:  The amount of the individual loans requested by DRP cannot be lesser than US $1,000,000.00 except in the case where the disposable amount for the Revolving Line of Credit is lesser than said amount and it shall be in amounts multiple of US $ 200,000.00.  Nevertheless, the parties recognize that said amounts may be lesser in cases that as a result of the payment of a letter of credit or the execution of a bond letter, the indirect credit becomes a loan.

4.3                                 Disbursements:  Each disbursement done under the cover of the Revolving Line of Credit shall be done on the Disbursement Date indicated in the Request for Disbursement.  The Requests for Disbursement shall be presented by DRP to the AGENT no later than 5:00 pm on the third working day previous to the desired Disbursement Date.

No later than 1:00 pm on the Disbursement Date each Bank will place at the immediate disposal of the AGENT the proportional amount of their corresponding Commitment for each disbursement requested, in the account and office indicated by the AGENT.  If DRP had satisfied the Preceding Conditions for the Execution of the Disbursements, the AGENT shall place the total amount deposited by the Banks at the immediate disposal of DRP, in the accounts that for the purpose of the Line of Credit DRP maintains at the office indicated by the AGENT.  The disbursement on the part of the AGENT dos not imply a certification by this one that the Preceding Conditions for the Execution of Disbursements have been satisfied nor a renounce of any claim against DRP for non-fulfillment.

4.4                                 Of the terms: As long as the term of use of the Line of Credit allows it, keeping into consideration what is agreed in numeral 3.5 of the Third Clause, the loans shall have terms of 1, 2 or 3 months, at the choice of DRP, manifested in writing to the AGENT in the corresponding Disbursement Request.

4.4                                 Of the rate of interest:  The rate of compensatory interest that the disbursements shall generate under the cover of the Revolving Line of Credit, during the terms of use of the Line of Credit shall be the LIBOR rate to 1, 2 or 3 months (depending on the term for disbursement requested by DRP) plus 3.5%, 3.75% and 4.25% correspondingly.  The LIBOR rate to 1, 2 or 3 months is the interest rate at which, for the same term, deposits of Eurodollars are offered in the inter-banking market in London, rate registered daily at 11:00 hours according to what appears in the LIBO page on the monitor from the REUTERS information system (adjusted if necessary to 1/16 of the closest upper 1%).  The parties agree and establish that the rate of interest agreed for this loan is floating in nature, in accordance to the variations of the LIBOR rate and in virtue of that, the AGENT shall proceed to set the rate that corresponds to each loan with two (2) working days anticipation to the date foreseen for the disbursement of the corresponding loan, keeping into account the LIBOR rate that appears on the Reuters Monitor on that date.  The amount that DRP shall pay for interests at the end of said term will be established on this basis.

Delay in the fulfillment of payment of interest and/or capital for the loans on their corresponding Expiration Dates, shall be subject from that moment and until the total cancellation of the expired obligations, to the payment of late interest at a rate of 3% per annum, in addition to compensatory interests.  For said effect DRP will incur in automatic delay without need or requirement for any notice, in accordance to what is ordered in section 1 of Article 1333 of the Civil Code.

4.6                                 Of the Promissory Notes:  Each disbursement made under the cover of the Revolving Line of Credit shall be instrumented by means of the issuance, on the part of DRP, of a Promissory Note in favor of each Bank prorated in measure to the percentage of their corresponding Commitments for the total amount of each disbursement, for that purpose the promissory note format that has been included as Attachment IV shall be used and which forms an integral part of this contract.  Each one of the Banks is committed not to endorse said Promissory notes in favor of third parties, except if said endorsement is done as a result of a cession or participation in the frame of what is disposed in the Sixteenth Clause of this Line of Credit Contract.  The parties declare that this Promissory Note format may be modified by the AGENT at any time, as long as said modifications are the result of imperative changes in the Peruvian legislation that regulates Promissory notes.

The Promissory notes issued in such manner shall be sent by DRP directly to each one of the Banks, with the AGENT receiving a copy of them.

4.7                                 Of the repayment of the loans: Without prejudice of what is disposed in the Twelfth and Thirteenth Clauses, DRP is obligated to pay to the AGENT the loans on the corresponding Expiration Dates, for which it authorizes the AGENT to charge to whichever of the accounts DRP maintains with the AGENT the amount that is owed in accordance to what is disposed in the Sixth Clause.

FIFTH: OF THE TERMS AND CONDITIONS OF THE INDIRECT LINE OF CREDIT REFERRED TO IN CLAUSE 3.2.2.

5.1                                 Of the Commitments:  From the date in which the Preceding Conditions are met for the execution of the first disbursement in accordance to this Line of Credit Contract and until, but excluding the Final Date of Expiration, each one of the Banks that had made a Commitment is irrevocably obligated to issue one or various letters of credit and/or bond letters for a total aggregate amount of capital equivalent to the sub limit of the Indirect Line of Credit established in Attachment I.  The obligation of each Bank to grant an indirect credit is also subject in each case to the satisfaction of each one of the Preceding Conditions for the Carrying out of Disbursements.

5.2                                 Of the issuance of Letters of Credit:  As long as DRP requests in writing by means of the execution and presentation to the AGENT of the Request for Disbursement, within three (3) working days advance notice, one of the Banks, at the election of DRP, shall as part of the credit granted to DRP in virtue of the Indirect Line of Credit to which this contract refers to, issue

Letters of Credit for payment of the importation of raw materials, concentrates or materials carried out by DRP.

The issuance of the letters of credit done under the cover of the Indirect Line of Credit shall be done on the Disbursement Date indicated in the Request for Disbursement.  The Requests for Disbursement shall be presented by DRP to the AGENT no later than 5:00 pm on the third working day before the desired Disbursement Date.

No later than 1:00 pm on the Disbursement Date, the corresponding Bank shall issue the corresponding letter of credit, as long as DRP had satisfied the Preceding Conditions for the Carrying out of Disbursements.  The Issuance of the letter of credit on the part of the corresponding Bank does not imply a certification by this one that the Preceding Conditions have been satisfied nor a renounce against any claim against DRP for their non-fulfillment.  The Letter of credit shall be sent to the beneficiary directly by the issuing Bank, and copy of the letter of credit shall be sent to DRP.

At the time of honoring the letter of credit, the corresponding Bank shall communicate immediately to the AGENT of the payment made, being applicable what is stipulated in numeral 5.4 following.

5.3                                 Of the value of the Letters of Credit: The amount for the letters of credit requested by DRP shall not be lesser than us$ 100,000.00 except in case where the amount available for the Indirect Line of Credit is inferior to said amount or a different amount were approved by the Bank issuing the letter of credit.

5.4                                 Of the terms of the Letters of Credit:  As long as the term for use of the Line of Credit allows it, keeping into consideration what is agreed in numeral  3.5. of the Third Clause, the letters of credit shall have the terms requested by DRP and approved by the AGENT, the same which, in principle, shall not exceed the term of three months, being in any case, said term renewable or extended, previous approval from the issuing Bank.

5.5                                 Of the payment of the Letters of Credit:  At the time of payment of a letter of credit issued in virtue of what is disposed in this Clause, the Banks in prorating in function to the percentage of their corresponding Commitments, shall finance DRP the amount owed, by means of granting a loan for a term of up to tree (3) months under the terms and conditions set in the Fourth Clause and other Clauses of this document; except where DRP requests the AGENT to collect immediately the amount paid in the letter of credit, for which, by means of this DRP authorizes from here on the AGENT to charge to its regular account or to any of its account(s) the corresponding amount, in conformance with what is disposed in the Sixth Clause.

5.6                                 Of the Issuance of the Bond Letters:  As long as DRP requests it in writing, by means of the execution and presentation to the AGENT of a Request for Disbursement, one of the Banks, at the election of DRP, shall, as part of the credits granted to DRP in view of the Indirect Line of Credit to which this contract refers to, issue (i) bond letters for the benefit of the National Customs Superintendence – CUSTOMS and (ii) bond letters in Strict Compliance for the benefit of the National Tax Administration Superintendence – SUNAT.

The issuance of the bond letters done under the cover of the Indirect Line of Credit shall be done on the Disbursement Date indicated in the Request for Disbursement.  The Requests for Disbursement shall be presented to the AGENT by DRP no later than 5:00 pm on the first working day prior to the desired Disbursement date.

No later than 1:00 pm on the Disbursement Date, the corresponding bank shall issue the bond letter, as long as DRP has satisfied the  Preceding Conditions for the Execution of Disbursements.  The issuance of the bond letter on the part of the corresponding Bank does not imply a certification that the Preceding Conditions have been satisfied nor a renunciation to any claim against DRP for their non fulfillment.  The bond letter shall be sent by the issuing Bank directly to DRP  and DRP shall send copy of the bond letter to the AGENT.

In a case where the bond letter is to be honored, the corresponding Bank shall immediately communicate to the AGENT the issuance of the payment, being applicable what is stipulated in the following numeral 5.8.

5.7                                 Of the terms (expiration) of the Bond Letters:  As long as the term of use of the Line of Credit allows it, keeping into consideration what is agreed in numeral 3.5 of the Third Clause, the bond letters shall have the terms requested by DRP and approved by the AGENT.

5.8                                 Of the payment of the Bond letters:  The parties recognize that the payment of the bond letters shall be done by the issuing Bank immediately and at the simple request of the beneficiary, reason why it is précised that the opposition and exception of their execution, if they were pertinent, shall be made directly by DRP against the executing beneficiaries, freeing the Bank from all responsibility for proceeding with the required payment in an immediate manner.  Only once the Bank has honored the bond letter, shall it notify DRP of it not placing into effect any of the requests that DRP may send to the Bank to suspend, retain or deny payment demanded by the beneficiary.

Once the bond letter is honored by the Bank, DRP is obligated to reimburse said amount, for which it authorizes the AGENT from here on to charge to his account or in any of its accounts the corresponding amount in conformance to what is disposed in the Sixth Clause.  In the case where DRP does not have enough funds in its account(s) said deficit will be computed as an amount used from the Revolving Line of Credit , stipulated in Clause 3.2.1

SIXTH: OF THE PAYMENT OF THE LINE OF CREDIT.

6.1                                 Of the Payment of the Line of Credit:  it is condition of this Line of Credit Contract and specially regarding the payment of capital and compensatory and late interests and other expenses, commissions, services and taxes (except for the taxes that are charged for the AGENT’S  or Bank’s profit t, which payment and economic cost will solely assumed by said parties) to which there were place, that all the payments shall be made in the same currency that has been agreed and granted for each loan in accordance to what is disposed in article 1237 of the Civil Code.  For this purpose DRP shall place at the disposal of the AGENT proportionally to the account of the Banks to which it corresponds no later than 12:00 pm on each Expiration Date or other date in which it may correspond to make a payment to the AGENT or the Banks, enough funds to fully attend to the payments and it authorizes the AGENT hereon to charge the amounts owed to any of its accounts in national or foreign currency, which  it maintains in any of the AGENT’S  Branches in the country or overseas, or to any funds or values in any currency it has on hand to be credited or delivered, without the need for previous authorization nor later conformity.  The AGENT shall also have the right to retain and apply to the amortization and/or cancellation of what DRP owed to the Banks, any amount, deposit or value of any nature that for any reason it holds or which is destined to be credited or delivered.

Later on that same day, and as long as the AGENT had received the payments before 12:00 pm, the AGENT shall distribute the funds proportionately to each Bank as it may correspond..  The payments received by the AGENT after 12:00 pm shall be considered as made the next day, in which case the late interest rate pointed in numeral 4.5 of the Fourth Clause shall be applicable.

The AGENT shall specifically be authorized by DRP to on his own acquire at the exchange market which is legally available, the foreign currency necessary to apply for the amortization and/or cancellation of the debt, with charge to any of the accounts in national currency that DRP may have at the Bank or at any of its subsidiaries or branches.

6.2                                 Of the Prepayments:  The amounts of principal owed by DRP to the Banks related to the Line of Credit shall be able to be paid in advance by DRP totally or partially at any time, free from any penalty or commission.  When making a total or partial prepayment, DRP shall notify the AGENT in writing two working days in advance of the date on which it shall make the prepayment, indicating the amount of the anticipated payment.

6.3                                 Taxes:  All the payments that the AGENT receive with regard to disbursements granted under this Line of Credit Contract shall be made free from any tax or other charge that has the effect of reducing the total amount to be received by each Bank according to what is agreed in this Line of Credit Contract.  As a consequence, DRP shall assume the cost that implies that each Bank will receive an amount equal to the agreed one, without any deduction.  Nevertheless, the parties recognize that DRP is not obligated, nor will economically assume the cost for any tax that is applicable to the profit that the Banks or the AGENT receive as a consequence of their participation in this Line of Credit Contract.

SEVENTH: OF THE COMMISSIONS

DRP is obligated to pay the following commissions:

7.1                                 Structuring Commission:  DRP will pay the AGENT for concept of Structuring Commission US $200,000.00 (TWO HUNDRED THOUSAND and 00/100 US DOLLARS).  The structuring Commission shall be paid on the Closing Date.  ..

7.2                                 Agency Commission:  DRP shall pay the AGENT, for Concept of Agency Commission US $30,000.00 (THIRTY THOUSAND AND 00/100 US DOLLARS) during the period of use of the Line of Credit.

7.3                                 Commitment Commission:  DRP shall pay the AGENT for concept of Commitment Commission, during the term of use of the Line of Credit an amount equivalent to 0.375% yearly of the non used average amount of the total amount of Working Banks Commitments that shall be calculated from the daily portions not used starting from the date in which the conditions for the execution of Disbursements are fulfilled from which a quarterly average shall be obtained onto which  the previously rate shall be applied.  This Commission shall be paid by expired quarter within the first ten (10) days of the following trimester.  For purposes of calculation the nominal amount of the letters of credit and the bond letters to which the Fifth Clause Refers, shall be considered as “amount used” from the Line of Credit.  The Commitment Commission shall be shared amongst the Banks, prorated according to the percentage that each one of their Commitments represents in relation to the total syndicated amount  of the Line of Credit

7.4           Commission for Issuance of Letter of Credit: DRP shall pay the AGENT, for concept of Commission for Issuance of Letter of Credit the following amounts:

7.4.1        Against the issuance of the Letter of Credit an amount equivalent to 0.25% per trimester or fraction of the amount of the corresponding letter of credit payable by DRP to the AGENT on the date of issuance of the letter of credit. This commission shall be delivered to the Bank issuing the letter of credit and.

7.4.2        Against the receiving of the shipping documents, an amount equivalent to 0.25% flat of the amount of the corresponding letter of credit or amount negotiated, payable by DRP to the AGENT on the date of receiving of the shipping documents are received. This commissions shall be delivered to the Bank issuing the letter of credit.

7.4.3        Other expenses:  DRP shall reimburse the AGENT those expenses in which the Banks incur for the purpose of issuing a Letter of Credit, including telex, postage and other expenses related to the issuing bank.

7.5           Commission for Issuance of Bond Letters:  DRP shall pay the AGENT for Commission for the Issuance of Bond Letters and amount equivalent to 1.5% yearly for the total amount of the corresponding bond letter. This commission shall be delivered to the bond letter issuing bank.

7.6           Additional Taxes:  The previously indicated commissions do not include the IGV nor other lawful taxes that may fall upon them being those taxes chargeable to DRP. Nevertheless, in no event shall DRP be responsible, nor shall it economically assume the taxes for the profits that the Banks or the AGENT receives as a result of their participation in this Line of Credit Contract.

EIGHTH:  CONDITIONS PREVIOUS TO THE DATE OF CLOSURE

Are conditions previous to the Date of Closure:

8.1           Legal capacity of DRP:  The receipt on the part of the AGENT of certified copy with proof of registration of the General Meeting of Stockholders of DRP authorizing the subscription and execution of this Line of Credit Contract and the Guarantee Contracts and the naming its representatives for the signature of the same.

8.2           Financial Statements: The receipt on the part of the AGENT of the copies of the audited financial statements corresponding to the economic financial period closed the 31st of December of 2004 and the non audited financial statements corresponding to the second trimester of the 2005 period, accompanied of a certification from DRP, recent in date, that said financial statements have been prepared in the correct and complete manner and in accordance to GAAP in Peru.

8.3           Internal Approvals:  Receipt by the AGENT of the approval of the conditions for the Line of Credit from the competent offices of each one of the Banks.

8.4           Due Diligence – Insurance:  Satisfactory determination for the Banks of the due diligence carried out by the AGENT of the review of the DRP insurance policies.

8.5           Delivery of the Copy of the Subordinate Loan: Receipt on the part of the AGENT of a copy of the Subordinate Loan, properly signed, between DRP and DRR, under satisfactory terms for the banks.

8.6           Financial Documentation:  The parties had arrived to a definite agreement on the terms and conditions contemplated in the Financing Documents.

8.7           Non-existence of Litigation:  The receipt on part of the AGENT of a certificate signed by the General Manager of DRP or who ever exercises those functions in his absence, stating that with the exception of what has been revealed to the AGENT before the signing of this contract or revealed in this Line of Credit Contract, there is no action, investigation, suit, written claim or legal process pending against DRP or its goods, in any court, commission or government committee, meeting, government agency or arbitration that were known by a member of the administration or management of DRP, with exception of: (i) any action, investigation, demand, written claim or legal process that had been resolved in last instance against DRP and could cause a Material Adverse Effect on DRP; and (ii) those informed to the AGENT as part of the “Information Reported”, contained in Attachment V.

8.8           Authorizations and Approvals: If necessary, all the authorizations and government approvals necessary to carry out operations by DRP have been obtained and are fully valid and current with the exception of: (i) those that, which absence (not obtained or expired) could not cause an Adverse Material Effect; or (ii) those contained in the “Reported Information” that forms part of Attachment V.

8.9           DRP licenses:  All the substantial contracts, substantial concessions and licenses necessary to carry out the operations of DRP have been obtained and are found fully valid and current, with the exception of: (i) those which absence (not obtained or expired) would not cause a Material Adverse Effect; (ii) those contained in the “Reported Information” that forms part of Attachment V.

8.10         Insurance:  The endorsement in favor of the AGENT, for the benefit of the Banks, of the insurance policies that cover the DRP assets and that have been issued by first rate insurance companies, with the levels of personal insurance and deductibles which are current to date.

8.11         Non existence of government Action:  That the Peruvian Government has not promulgated legislation nor has taken any action that in the criteria and reasonable discretion of the Majority of Banks may limit the export ability of DRP, for its products.

8.12         Non existence of Material Adverse Effect and Adverse material Change:  That no circumstances or situation has occurred, that in the criteria and reasonable discretion of the Majority of the Banks, may cause a material adverse change or may have a material adverse effect on: (i) the Peruvian financial system, (ii) the international financial system, (iii) the Peruvian or international capital markets; (iv) the political or economic surroundings in Peru, or (v) the tributary or monetary policies of the Peruvian government, its laws and regulations; and in any of these cases as long as each one of these cases, the same could reasonably cause a material adverse effect in the capacity of all the Banks to fulfill its obligations undertaken in this Line of Credit Contract.

8.13         Non existence of Adverse material Effect and Change of Adverse Material in DRP and/or Affiliates:  From the date of the last audited financial statements, no circumstances or situations that, to the criteria and reasonable discretion of the Majority of the Banks, may cause a Material Adverse Change or may have a Material Adverse Effect in: (i) the capacity for repayment of the loans and/or credits on the part of DRP and/or Affiliates; o (ii) the business, operations, property, actives or liabilities of DRP and/or Affiliates, have been produced.

The legal representative of DRP will certify what is indicated in the previous paragraph, according to the format contained in Attachment IX of this Contract.

8.14         Non existence of tax burdens on the income and assets of DRP:  That the assets and accounts receivable of DRP are free of any burden or tax, except for those contemplated in the Line of Credit Contract or that are defined as Allowable Burdens.

The legal representative of DRP will certify what is indicated in the previous paragraph, according to the format contained in Attachment IX of this Contract.

8.15         Payment of Commissions:  That DRP has paid the AGENT the commissions that correspond in accordance to what is disposed in the Seventh Clause, as well as any other expenses, services and applicable fees that must be paid under this Line of Credit Contract.

8.16         Payment of Taxes:  The receipt on the part of the AGENT of a certificate signed by the DRP legal Representative, according to the format contained in Attachment IX of this Contract, declaring that DRP is fulfilling its labor and tax obligations, with the exception of those that have been informed to the AGENT or are informed to the AGENT as part of the “Reported Information” contained in Attachment V.

8.17         Legal Opinions:  The receipt on the part of the AGENT of the Legal Opinion of their lawyers confirming the subordination of: (i) the guarantees for indebtedness of DRP and its affiliated under (A) the Bonds, plus any interest, rights and owed expenses, and (B) the Renco Loan in an aggregate amount of no more than US $15,5000,000.00 (ii) any other obligation or DRP debt and its affiliates; for the DRP debt existing under the Peruvian revolving credit facility.

8.18         Renewal of the Credit Facilities:  Receipt on the part of the AGENT of the documents that credit the signing of the renewal of the credit facility granted by Congress/CIT in favor of DRR.

NINTH: CONDITIONS PRECEDING THE EXECUTION OF DISBURSEMENTS

Are conditions preceding the execution of the disbursements of the credits and/or loans to which this Line of Credit Contract refers to.

9.1           Guarantee Contracts and establishment of Collection Accounts:  The receipt on the part of the AGENT of the addenda to the Guarantee Contracts, with the exception of the Trust Contract, properly executed by DRP and its conformity with relation to the establishment of the Collection Accounts in Lima and Miami. Also DRP shall have complied with the sending of notifications to the DRP customers instructing them to make their payments at the Collection Accounts and the AGENT shall have received copy of the document that shows receipt of said notifications.

The accounts receivable that are generated from the sale of DRP concentrates to CORMIN as a result of the Ferrites Project, after the obligations of the Ferrites Loan have been fully cancelled shall be considered Accounts receivable of Eligible Buyers as long as they are part of the Guarantee Contracts. The accounts receivable granted in trust by

DRP in fulfillment of the obligations necessary for the obtaining of the Modified PAMA are excluded from the Guarantee Contracts.

9.2           Presentation of Request for Registration in the Addenda of the Contract for Global and Floating Pledge:  That the request for registration in the corresponding Public Registry of the addenda to the Global and Floating Pledge granted by DRP in favor of the AGENT, for the benefit of the Banks. The addenda to the Global and Floating Pledge in force will include a specific exclusion of the inventory of products related to the Ferrites Project, amongst which are found (a) the unprocessed Ferrites; (b) the products under process of production or being processed at the Ferrites plants, (c) the materials necessary for the processing of the Ferrites, (d) the Ferrites that result from the DRP zinc circuit which are mixed with the other Ferrites to be processed by the Ferrites processing plant, (e) the concentrates that are produced as a result of the processing of the Ferrites; and (f) the residues derived from the processing of Ferrites at  the processing plant for Ferrites.

9.3           Loan Base Amount Certificate: The receipt on the part of the AGENT of a certificate signed by the General Manager, Finance Vice President, Treasurer or those who exercise their functions in the case of their absence, establishing the Base Amount of the Loan.

9.4           Non Existence of Adverse Material Effect and Adverse Material Change:  That no circumstances or situations have been produced that, to the criteria or reasonable discretion of the Majority of the Banks, may cause a material adverse change or may have a material adverse effect on: (i) the Peruvian financial system, (ii) the international finance system, (iii) the Peruvian or international capital market; (iv) the political or economic environment in Peru or (v) the tax or monetary policies of the Peruvian government, its laws and regulations; and as long as each of those cases the same may reasonably cause a material adverse effect in the capacity of all of the Banks to fulfill their obligations undertaken in the present Line of Credit Contract.

9.5           Non existence of Material Adverse Effect and Material Adverse Change at DRP and/or Affiliate:  That from the date of the last audited financial statements circumstances or situations that to the criteria and reasonable discretion of the Majority of the Banks have not been produced that may cause a Material Adverse Change or may have a material Adverse Effect on: (i) the capacity for repayment of the loans and/or credit on the part of DRP and/or Affiliates, or (ii) the business, operations, property, assets or liabilities of DRP and/or Affiliates.

9.6           Fulfillment of the DRP obligations:  That DRP is found in fulfillment of all  Obligations established in this contract, including the Financial Obligations, with exception of what is established in the second paragraph of numeral 11.18 of the Eleventh Clause.

9.7           Non-Existence of Government Action:  That the Peruvian Government has not promulgated legislation not has taken from the date of Closure, any action that to the criteria and reasonable discretion of the Majority of the Banks may limit export on the part of DRP of its products.

9.8           Non-Existence of any Event of Non-fulfillment: That on the Date of Disbursement no event of non-fulfillment has been produced that remains without being rectified.

9.9           Declarations and Guarantees:  That the declarations and guarantees made by DRP in the Tenth clause of this Line of Credit Contract and in the Guarantee Contracts are correct and true to the date in which they were made in all material aspects unless the defect in such declaration or guarantee may not reasonable cause a Material Adverse Effect in the situation of DRP, and as long as when that declaration or guarantee had been true and correct in all its aspects in the date on which they were made.

9.10         Fulfillment of the PAMA:  That, to the Date of Disbursement DRP must be in fulfillment of the PAMA, in accordance to what is established in the agreement executed with the competent government authorities, as they periodically modified it, except for what is contained in the “reported Information”.

Also under DS. No. 046-2004-EM, DRP is in the process of presenting the request for exceptional extension of the term for the fulfillment of the building of the sulfuric acid plant project comprehended in the PAMA.

9.11         Authorizations and Approvals:  If they are necessary, all the authorizations and government approvals to carry out the operations of DRP have been obtained and are fully valid and in force, except those that: (i) where their absence (not obtained or terminated), may not cause Material Adverse Effect and (ii) those contemplated in the “reported Information” which forms part of Attachment V of this Contract. Also, all the substantial contracts, substantial concession and necessary licenses to carry out DRP operations have been obtained and are fully valid and current, except for those contemplated in the ‘Reported Information”.

TENTH: DECLARATIONS AND ASSERTIONS

DRP declares and asserts to the Banks that except for what is indicted in the “Reported Information” as Attachment V to the present Line of Credit Contract:

10.1         Organization and Qualification:  DRP is a commercial society of limited responsibility organized and in existence under the Peruvian legislation, which is permitted under the Peruvian laws, to be owner of its goods and carry its ordinary activities.

10.2         Powers and Authorizations:  DRP possess and has granted its representatives all the powers and authorizations necessary to execute this Line of Credit Contract, the Guarantee Contracts and other Financing documents and to fulfill all the obligations undertaken in each one of them.

10.3         Obligatory Fulfillment. This Line of Credit Contract, the Guarantee Contracts and other Finance Documents constitute valid and binding obligations, of obligatory fulfillment for DRP, except for what is ordered in the applicable legislation in matter of bankruptcy, insolvency and restructuring of assets.

10.4         Government Authorizations:  DRP has all the government authorizations necessary under the current legislation to fulfill the present Line of Credit Contract, the guarantee Contracts and other Financing Documents and to fulfill the obligations undertaken in each one of them; the same are found in force and are not subject to any condition or requirement. Any authorization that DRP required from the Date of Closing shall be obtained by it opportunely, except those where their (not obtained or expired) will not cause a material Adverse Effect.

10.5         Non-Existence of Conflicts:  The signing and execution, on the part of DRP of this Line of Credit Contract, of the Guarantee Contracts and other Financing Documents: (i) is not in conflict nor creates a situation on non-fulfillment with regard to (a) any of the terms, conditions or provisions of the statutes and other documents of the constitution of DRP, (b) any law or regulation that is applicable to it, or any sentence, judicial mandate or decree from any court or pertinent authority, (c) any agreement or contract in which DRP is part or by which it is obligate (ii) it cannot result in the creation or imposition of any tax, burden or affectation (a) cannot reasonably, cause a Material Adverse Effect in the situation of DRP and had been properly informed to the AGENT previous to the date of closing ; (b) is contemplated in the present Line of Credit Contract, including the Allowable Burdens.

Excepted from this declaration are those conflicts that do not cause Material Adverse Effect.

10.6         Legal Situation:  DRP is not in a situation of non-fulfillment under any law or regulation that is applicable to it, or sentence, judicial mandate or decree from any court or pertinent authority, except where that situation of no fulfillment may reasonably cause a Material Adverse Effect in the situation of DRP and had been properly informed to the AGENT previous to the date of Closing.

10.7         Financial Statements:  DRP has made available to the AGENT its Financial Statements to the 31st of December 2004, properly audited and its Financial Statements to September 30, 2005. All this financial information had been prepared in proper and complete manner in accordance to GAAP in Peru and reflects in a precise manner the financial condition of DRP. To the Date of Closing DRP does not poses direct liabilities or contingencies that need to be reflected in its financial statements in accordance to the GAAP in Peru, more than those (i) referred to or reflected in the mentioned financial statements on said dates, (ii) emerging from the present Line of Credit Contract, of the Guarantee Contracts and other Finance Documents, (iii) communicated to the AGENT; or (iv) that result from the regular course of the DRP operations or that are considered Allowed Debt. To the Date of Closure, no material Adverse Change has occurred in the consolidated financial condition of DRP from that financial condition reflected in the financial statement to the 31st of December of 2004, except for (a) said material adverse Change had been corrected or rectified by DRP or the AGENT or the Banks had renounced to their right to claim for said Material Adverse Change; or (b) DRP would have informed the AGENT of said material Adverse Change before the Date of Closing.

10.8         Legal Processes:  There is no action, investigation, written claim, demand/or legal process pending against DRP or its goods in any court, commission or government committee, assembly government agency or arbitration, that to the knowledge of any member of the administration or management of DRP may cause a Material Adverse Effect. Excepted from this declaration are: (i) those that do not cause material Adverse Effect; and (ii) those reported as “Disclosed Information” according to Attachment V.

10.9         Revelation:  To the Date of Closing the declarations made by the members of the administration or the management of DRP in this document and in the Contracts of Guarantee, do not include false declaration of any fact nor omit intentionally any material fact that may cause that the information provided by DRP lead the Banks to incur in error. To the Date of Closing there is no fact known to DRP that has not been revealed to the AGENT and that may result in a Material Adverse Effect for DRP.

10.10       Non-existence of Fortuitous or Force Majeure Cases:  the business and properties of DRP have not been affected by fire, explosion, accidents, strikes, forced stoppages or any other labor problem, drought, storm, hail, earthquakes, embargoes or any other circumstance that, in a reasonable manner may cause a Material Adverse Effect to DRP.

10.11       Non-existence of Harm to the Environment:  DRP operates its business fulfilling all the norms and regulations that are applicable to it in accordance to the legislation and environmental regulation referred to the mining metallurgical activities, and within the frame of the current PAMA (with the exception of those obligations indicated in the second paragraph of section 9.10) and in conformity with the Modified PAMA. No harmful, toxic or dangerous material, defined that way by those norms, has been or is being released, ejected, spread or liberated by DRP in violation of any norm of the mining metallurgical legislation or regulation, except that actions appropriate and accepted by the corresponding government authorities and revealed to the AGENT are being taken to remediate this situation. Any harmful, toxic or dangerous material that DRP transports shall be subject to the environmental norms that are applicable to it adopting the appropriate and accepted actions by the corresponding government authorities.

10.12       Taxes:  DRP has prepared, signed and presented before the competent authority the forms for all the tributes and taxes to which it is legally obligated and has paid the same, except for those that are being claimed by DRP through the appropriate challenge recourses and over which if it were required in accordance to GAAP in Peru, the provisions and reserves have been made in the DRP accounting books. There is no procedure or dispute pending between DRP and the government authority in matter of tributes and taxes, different from those detailed in Attachment V, which forms integral part of this contract, as it were modified by DRP periodically. Excepted from this declaration are: (i) those that do not cause Material Adverse Effect; and (ii) those reported as “Disclosed Information” according to Attachment V.

10.13       Immunity:  DRP does not possess immunity regarding the jurisdiction and court, tribunal, arbitration or any tribunal or regarding any legal process or suit.

10.14       Rank:  All the obligations that DRP assumes under the present Line of Credit Contract are obligations of first ranking for DRP and therefore, they have preeminence regarding the other obligations, direct or indirect, present or future, for DRP, except for: (i) those specifically indicated in the General law of the Bidding Contest as it were modified or replaced from time to time: (ii) those established in the Modified PAMA and (iii) those that are generated from the Ferrites Loan and the Ferrites Project. In that sense, the obligations that may arise for DRP from the generic guarantee granted in relation to the Bonds, and the Renco Loan are contractually subordinated regarding to the DRP obligations undertaken in virtue of this Line of Credit Contract.

The obligations contained in exceptions (ii) and (iii) previously referred to shall have the same ranking as the obligations that DRP undertakes before THE BANKS in this Line of Credit Contract.

10.15       Maintenance of the Congress/CIT credit facility: DRR maintains a credit facility with Congress/CIT, except where said credit facility be substituted by another that complies with at a minimum, terms and conditions similar to those contained in said credit facility.

10.16       Financing related to the Ferrites Project:  DRP has executed a contract for financing with Servicios Mineros Integrados S.A.C. and guarantee granted by Trafigura Beheer B.V. on the 10th of December of 2005, to the satisfaction of the BANKS, by means of which, a line of credit grants up to the amount of US $30,000,000.00. The first US$ 10,000,000 (“Tranche 1”), deducted the commissions, expenses and other concepts will be deposited in an “escrow account” (which disbursement in favor of DRP shall be found mainly subject to the perfection of the guarantees in favor of Servicios Mineros Integrados S.A.C. in the corresponding public Registries). The disbursement of the remnant of the line of credit of the Ferrites Loan is conditioned to the fulfillment and/or occurrence of a series of conditions or preceding events to the disbursements, as it is described in said financing document.

ELEVENTH:  DRP OBLIGATIONS

By means of this Clause, DRP assumes before the Banks the following Obligations:

11.1         Financial Obligations:  Provide the AGENT within thirty (30) working days after each finance quarter a certificate signed by its General Manager, Vice President of Finance Treasurer or who exercises their functions in case of their absence, certificate that DRP is found in compliance with the Net Minimum Consolidated Assets.

11.2         Information

(i) Veracity:  Provide correct and true information by formulating the Request of Disbursement and at all times, through the life of the present Line of Credit Contract.

(ii) Financial Information:  remit to the AGENT or who he designates, as long as such designation has been informed in writing to DRP, complete financial information, the Audited Financial Statements and Non-Audited Quarterly Financial Statements prepared by DRP, in accordance to GAAP in Peru and any information that the AGENT reasonably requests in a periodic manner. The Financial Audited Statements shall be provided within a period no longer than one hundred and twenty (120) days from the closing of each exercise (December 31) during the term of this Line of Credit Contract and the Non audited Financial Statements shall be provided within thirty (30) days from the closing of each trimester, being obligated to promptly communicate to the AGENT or to whom he designates, any fact or circumstance that may give origin to a substantial deterioration in the income, profit, capacity to pay and/or financial situation of DRP. Also, send to the AGENT or to whom he designates a non-audited version of the financial statements of DRP to the closing of each quarterly exercise.

(iii) Additional Information:  Remit to the AGENT within a prudent period after its request, any additional information that were required with relation to the present line of Credit Contract, the Guarantee Contracts and the capacity of DRP to comply with the obligations undertaken in virtue of said documents.

(iv) Information regarding Accounts Payable and Collected Accounts:  Send to the AGENT each time that this requests it, within a prudent period, the detail of the accounts receivable and collected accounts during the period that, in each opportunity the AGENT indicates to him.

(v) Information regarding Eligible Concentrate Inventory Accounts:  for the case of the Eligible Concentrate Inventory accounts that were composed totally or partially by inventory in transit to La Oroya from general deposit warehouses, DRP shall specify said warehouses in writing to the AGENT within the thirty (30) calendar days following to the dates of execution of this Line of Credit Contract (except in the case of transfer of an important part of those concentrates to places not specified by DRP to the AGENT in the period set, under this assumption DRP is obligated to provide immediate notice to the AGENT of the destination).

(vi) Restricted Subsidiaries:  Remit to the AGENT the update of Attachment II from the present document, in the measure in which the relation of the Restricted Subsidiaries by DRP and/or DRR is modified.

11.3         Notification of Extraordinary Events:  Promptly notify the AGENT regarding the occurrence of some of the following events, including a description of their nature and the actions that DRP plans to take with regard to: (i) some Event of non-fulfillment and/or (ii) some litigation, arbitration or administrative procedure in which DRP is a party and that if resolved in an unfavorable manner for DRP, may have an Adverse material Effect.

11.4         Maintenance of books and accounting registries:  Keep its books and accounting registries in accordance to principles and accounting practices of general acceptance in Peru, committing before the Banks to have the annual financial statements of the company to be reviewed by an external auditing firm of international reputation, giving notice in an opportune manner to the AGENT of the auditors selected. The registries shall be kept with enough detail to pin point the investments made, their costs and if the case were the progress of their execution, in each case as GAAP requires it in Peru.

11.5         Inspection:  Allow that technical personnel of the AGENT, or that which he designates, as long as such designation is informed in writing to DRP, to verify the information provided and the correct application of the resources granted in virtue of the credits and/or loans granted by the Banks to DRP under the fame of this Line of Credit Contract, as well as carry out inspections of the plant and DRP premises. Up to four inspections maybe done regarding inventory quantity, to the account of DRP, and up to two with regard to inventory quality  (these last ones shall be made at the time that any of the other four inspections on quantity of the inventory of DRP are done). For this effect the annual periods shall be computed from the Date of Closing to the fulfillment of the anniversary of said date.

11.6         Existence and Capacity:  maintain their existence as commercial society of limited responsibility under the Peruvian law.

11.7         Non-participation in Non-connected activities:  Remain in the current line of business and abstain form participating direct or indirectly in non-related activities. What is ordered in this numeral does not limit the possibility of DRP to grant financing, assistance, benefits and improvements to the local colleges, government organizations and communities as it has been doing previously.

11.8         Use of the Resources: Dedicate the resources of the credits and/or loans that the Banks grant it in the frame of this contract, with the purpose mentioned in the Third Clause of this Line of Credit Contract.

11.9         Payments to Affiliates:  Limit the payments to DRR and its affiliates, excluding the Commercial Accounts to DRR to  $333,333.33 per month for any concept.

11.10       Maintenance of the Congress/CIT credit facility : during the duration of this facility DRR shall keep the credit facility granted by Congress/CIT under the terms that satisfy the BANKS except is said credit availability is substituted for another that at least complies with similar terms and conditions to those contained in said credit facility.

11.11       Maintenance of Assets: Maintain in good condition according to the type of business that DRP carries out, the plant and other productive areas necessary for the development of it social purpose, and periodically carry out necessary repairs, with exception of those that may not cause an Adverse Material Effect on DRP.

11.12       Limitation of the Disposal of Assets:  Abstain, during the term of the present Line of Credit, from selling, leasing, transferring or ceding the use of the fixed assets necessary to maintain production and sales of the company estimated in the request for credit presented to the Banks, except when: (i) it is in the normal course of its business; (ii) said fixed assets are no longer necessary to carry out their operations, (iii) the fixed assets are considered, in accordance to previous practices as exceeding or obsolete, (iv) which have been replaced or are to be replaced in the daily course do DRP business, (v) be considered Allowable Charges (Transfer in Trust of the Ferrites Project), (vi) are considered a cession in use or assignation according to what is contained in the “Reported Information”, which forms part of this Line of Credit Contract as Attachment V.

Except if there were and Event of Non-fulfillment not resolved by DRP within the corresponding period for cure DRP may dispose of its assets as it is stipulated in numerals (i) to (iv) preceding as long as within a period of 360 days, the amount of said transaction does not exceed, in an individual case  the amount of US $1,000,000.00 and as a whole, US $2,000,000.00. For any sale that exceeds said amounts DRP shall obtain the previous satisfaction from the AGENT and as long as it has the express authorization is in writing of the Majority of the Banks. The Banks commit to do their best effort to provide response to the mentioned request within a maximum period of ten (10) working days from its presentation, and in case that said period transpired without DRP receiving any response, the request will be understood as approved. This obligation does not limit,  nor prohibits: (a) the agreements that are for exploration and exploitation of new projects in the DRP concession in

Cobriza which  allow third parties to carry out investments in said concession in exchange for the participation in the earnings, profit or royalties of said projects (“Farm-out”) or the closure of the Cobriza mine operations, nor the sale of fixed assets that is done as a result of the same.

11.13       Pledge over Social Participations:  Provide to the AGENT on the Date of Closing a certificate signed by the Vice-President of DRCayman, in accordance to Attachment X, in virtue of which said company commits not to charge, pledge or and in any other form affect in favor of third parties the percentage that results from subtraction to the 33.33% of the representative stock of the social capital of DRP, the percentage of social participation that are owned by stockholder workers or former workers from Centromin, Metaloroya or DRP and its successors, grantors or any other stockholder different from DRCayman.

11.14       Government Authorizations:  Keep current, during the term of this Line of Credit Contract all the licenses, substantial permits and in general any authorization that is necessary for the normal development of its activities and the execution of this Line of Credit Contract, except those that: (i) which absence may not cause an Adverse Material Effect; or (ii) are found contained in the “Reported Information”.

11.15       Taxes:  Comply with paying all the tributes and taxes that correspond to it in accordance to the applicable legislation in virtue to the tax stability granted through the Guarantee Contracts and Investment Promotion Measures with the Peruvian Government, except for those tributes that are being questioned and/or claims against DRP through the appropriate challenging recourses and with regard to which in the case the Peru GAAP requires that the reserves and corresponding measures be made in the books and accounting registries of DRP.

11.16       Abstention from Mergers or Splits: Abstain form participating in processes of merger or split and not to sell or transfer all or a substantial part of its fixed assets to any person, nor acquire all, or substantially all, the assets of any person, without previous express authorization in writing from the Majority of the Banks, the same which will not be denied without justifiable reason.

11.17       Fulfillment of the Law: Be up to date in the fulfillment of its tax, labor obligations, including those derived from the social security legislation and private administration of the pension fund, as well as the remainder aspects of the Peruvian or foreign legislation that are applicable to it and any regulation with regard to them, unless that: (i) the need to fulfill said legislation or regulation is being debated and/or questioned by DRP, in good faith through the appropriate means and provisions in the books and accounting records of DRP had been made for them; (ii) its non fulfillment could not cause an Adverse Material Effect on DRP; (iii) such situation had been informed to the AGENT before the Closing Date; or (iv) it refers to the situation contained in Clause 11.18 of this Contract.

11.18       Fulfillment of the Environmental Legislation:  Without prejudice of the obligation contemplated in the previous numeral, comply with each and every one of the obligations that the environmental mining metallurgical current legislation imposes, keeping into consideration: (i) what is ordered in the PAMA with the exception of the obligation referred to in the second paragraph of Clause 9.10 of this Contract, (ii) the Modified PAMA and (iii) Supreme Decree No. 046-2004-EM. Also the obligation of fulfillment contained in this Clause includes that of doing the studies and fulfilling the requirements established in the laws and corresponding rules.

In the same manner, in the case that DRP were to violate any of the norms that are applicable to it from the legislation and environmental legislation referred to the mining-metallurgical activities or were not to fulfill any of the obligations it undertakes in its corresponding PAMA or Modified PAMA and any other environmental obligation as long as said non fulfillment could cause a Material Adverse Effect on DRP (the lack of delivery of the Bond Letter to MEM, the lack of creation of the Guarantee Trust or any other guarantee that the Peruvian Government may demand would be considered Adverse Material Effect), DRP shall inform the AGENT of said fact as a condition preceding to the execution of disbursements. The Banks commit to carry out disbursements in favor of DRP, in accordance to what is ordered in the Line of Credit Contract, except that once reported, to the criteria of the Majority of the Banks, this will be a material non-fulfillment.

11.19       Request for Extension of the PAMA:  DRP shall request the Ministry of Energy and Mines of Peru (“MEM”) the exceptional deferment of the terms for the fulfillment of the PAMA according to Supreme Decree NO. 046-2004-EM  published on 29-12-2004 no later than the 31st of December 2005.

11.20       Purposefully left blank

11.21       Trust:  To establish a Trust in Administration and Guarantee, within sixty (60)  calendar days following the Closing Date, on all the accounts receivable, including the present and future rights to collect for DRP,  resulting from 100% of DRP sales contracts (including accounts receivable to CORMIN, once the total of the debt contracted with Servicios Mineros S.A.C., according to the Ferrites Loan is paid), except for accounts receivable  resulting from sales contracts with an annual value not greater than US $27,500.00 to be assigned to the trust to be set in function to the investment budget for the Modified PAMA  in accordance to what is disposed in Article 7 of Supreme Decree No. 046-2004-EM, or any norm that substitutes it.

11.22       Non existence of Hedging Agreements with speculative purposes:  Abstain from executing hedging contracts with speculative purposes, which do not have as essential purpose to protect themselves from the eventual fluctuation of the interest rates  and monetary exchange, as well as the price of concentrates, fuel and final products.

11.23       Transactions and contracts with affiliated or associated individuals:  Abstain from celebrating with affiliated companies or associated individuals transactions that offer less advantageous conditions than those that DRP would obtain if the transaction were celebrated with non related third parties. Excluded from the limitations referred to in this numeral are the obligations that DRP has with Affiliates or associated individuals which are detailed in Attachment VI which forms integral part of this Line of Credit Contract and the Administration Commissions.

11.24       Obligations: Comply on or before the date of expiration, with all the obligations that it has undertaken in virtue of this or other contracts that has celebrated and which non-fulfillment may at the criteria or reasonable discretion of the Majority of the Banks and may result in Material Adverse Effect for DRP, unless said non-fulfillment (i) is being debated or claimed by DRP, in good faith, through the appropriate means and (ii) over which the corresponding DRP accounting books have the corresponding reserves and provisions in accordance to the GAAP in Peru.

11.25       Limitation of the undertaking of debts and financial obligations:  Abstain from undertaking, create or incur in any debt or financial operation other than the Allowed Debt.

11.26       Limitation of Burdens:  Abstain from creating or undertaking burdens on any of their books, assets or contractual rights, present or future, except where it is: (i) burden specifically created, required or allowed by this Line of Credit Contract or the Guarantee Contracts, and  (ii) Allowed Burdens. DRP may not constitute additional burdens on those assets or rights included in the Guarantee Contracts, except for those specifically  contained in this Line of Credit Contract.

11.27       Certificate indicating the Base Amount of the Loan:  Send to the AGENT a Certificate signed by its General Manager, Finance Vice-President, Treasurer of who exercise their functions in their absence, establishing the Base Amount of the Loan with effective date of the 20th of each calendar month, as well as the detail of the accounts that were  used for the determination; keeping this information under the character of sworn declaration. This Certificate shall be delivered by DRP to the AGENT within five working days after the twentieth of each calendar month. This Certificate shall be in force for the following calendar month counted from the twentieth of each month, except where DRP presents to the AGENT a new Certificate in the interim in replacement of the first one, in which case this new Certificate will be in force for the remaining days until the 20th of the next calendar month.

11.28       Limitation in the distribution of dividends:  Abstain from distributing dividends or pay subordinate debts, in case that an Event of Non Fulfillment is produced or in case that there is delinquency in the contractual obligations with the Banks and/or the AGENT, subject to what is disposed in Clause 11.9

11.29       Contractual Subordination:  DRP shall deliver to the AGENT the documents that accredit that the guarantee given by DRP and its Affiliates as support of the Renco Loan and the Bonds are contractually subordinated to the obligations that DRP has undertaken in favor of the Banks in virtue of the Line of Credit.

11.30       (Left blank intentionally)

11.31       Satisfactory legal opinions:    DRP shall deliver to the AGENT legal opinion signed by the DRP attorneys, in accordance to the formats enclosed as attachment VII. Also, DRP shall provide the AGENT, with that information required by the Bank lawyers so that they may emit, within sixty (60) days counted from the date in which this Line of Contract become effective, as indicated in numeral 3.10, a legal opinion satisfactory to the Banks, regarding: (a) the contractual subordination of the generic guarantee granted by DRP in favor of the Bonds and the Renco Loan to the Obligations that DRP undertakes in virtue of this Line of Credit Contract; (b) subordination of the Subordinate Loan to the fulfillment of the Payment Obligations that DRP undertakes in virtue of this Line of Credit Contract, and; (c ) verification that under insolvency or bankruptcy of DRR, the obligations that DRP undertakes under this Line of Credit Contract are obligations of first ranking for DRP, and, therefore, they have pre-eminency regarding the other obligations, direct or indirect, present or future for DRP, except for: (i) those specifically indicated in the General Law of the Bidding System as it were modified or replaced from time to time, (ii) those established in the Modified PAMA and (iii) those that are as a consequence of the Ferrites Project.

This obligation will be considered as validly fulfilled if and only if all the legal opinions required are in terms satisfactory to the Banks.

11.32       Follow up of the Modified PAMA:  DRP is obligated to regularly report to the AGENT regarding the progress in the process of the request for extension of the PAMA until its approval, in accordance to what is established in D.S. 046-2004-EM.

11.33       Inventory Review: DRP will facilitate the review by a technical independent consultant, designated by the AGENT, of the condition of the fixed assets and DRP inventories that are necessary to determine the Base Amount of the Loan.

TWELFTH:  EVENTS OF NON FULFILLMENT

The parties agree that each one of the following circumstances constitute an Event of Non-fulfillment.

12.1         Non fulfillment in the Obligation to Pay:  If DRP did not comply with the payment of (i) any amount corresponding to principal or interests of any of the loans and/or credits granted under the present Line of Credit Contract, (ii) any commission, fee or expense that it has to pay or reimburse in virtue of this Line of Credit, the Guarantee Contracts or the other Finance Documents, or (iii) any other obligation undertaken under this Line of Credit Contract, the Guarantee Contracts or the other Financing Documents.

12.2         Falsification of any Declaration or Guarantee:  If any of the declarations or guarantees made by DRP in this Line of Credit Contract is false or uncertain and such circumstance continues without being corrected for a period of fifteen (15) calendar days from the notary notification sent by the AGENT in such case.

12.3         Non fulfillment of Obligation:  If DRP does not fulfill any of the obligations undertaken under the present Line of Credit Contract or the Guarantee

Contracts, different from the Obligation to Pay referred to in numeral 12.1 of this Twelfth Clause, or if DRP incurs in additional different debt or indebtedness obligation other than the Allowed Debt.

If DRP did not fulfill any of the obligations to which numerals 11.2 (Information, 11.3 (Notification of Special Events, 11.4 (Maintaining of Books and Accounting Registries), 11.5 (Inspection), 11.6 (Existence and Ability), 11.11 (Maintenance of Assets), 11.14 (Government Authorizations),  11.15 (Taxes),  11.17 (Fulfillment of the Law), 11.24 (Obligations) and 11.27 Certificate indicating the Base Amount of the Loan), it shall correct said non-fulfillment (if said non-fulfillment is correctable) within thirty (30) calendar days following to the notary notification sent by the AGENT for that purpose.

In the case where DRP does not fulfill any of the obligations to which numerals 11.18 (Fulfillment of the Environmental Legislation), 11.19 (Request for the Extension of the PAMA) refer to or other obligation not specified in the previous paragraph, it will be understood that this does not have period to redress.

12.4         Non fulfillment of the Financial Obligation:  If DRP does not fulfill any of the Financial Obligations described in numeral 11.1 of the Eleventh Clause of this contract and that non-fulfillment were not cured within thirty (30) calendar days following the notary notification sent for that purpose by the AGENT.

12.5         Bankruptcy or Insolvency: If DRP or any of its Affiliates initiate or has initiated against them and is declared as admissible a procedure for bankruptcy, insolvency, restructuring of  goods or bidding process in accordance to the applicable legislation in this matter.

12.6         Non-fulfillment of Obligations contemplated in other contracts (Cross Default):  If DRP, DRR or any of their Affiliates does not fulfill any of the obligations undertaken in virtue of other financing contract that they have, as long as said non-fulfillment is for amounts greater than: (i) US $500,000.00 in the case of DRP and/or DRR; and (ii) US $ 1,000,000.00 in the case of any of the DRP or DRR Affiliates and as long as in each case the resolution of the anticipated expiration for the fulfillment of its obligations derived from said contract, except for the anticipated expiration of the financial obligations contained in the Ferrites Loan that may be generated as a consequence of DRP not obtaining the approval of the Modified PAMA by April 30, 2006.

Nevertheless, the parties precise that in facing the non fulfillment in the Bonds and the Renco Loan, the amounts to which the previous paragraph refers to are not applicable, and non-fulfillment will be considered (i) when an event of non fulfillment is declared in conformity to what is established in the documents that regulate said operations, and/or (ii) in the case of any request or demand for execution of the DRP guarantees and/or their subsidiaries had granted in said operations, and/or (iii) in case of any payment or attempted payment of the obligations guaranteed by DRP and/or its subsidiaries in virtue of the Bonds and the Renco Loan, except for previous written consent of the Majority of the Banks.

12.7         Non-validity of Guarantee Contracts:  If any of the Guarantee contracts is rescinded, is resolved or it stops from (i) creating a valid and complete guarantee over the property subject to such guarantee, with the priority granted in it, or (ii) found in full validity and force, by being declared inefficient and without value by arbitration organization or competent jurisdiction. Exceptionally, if within the term of twelve (12) months from creation of the Trust Contract in Administration and Guarantee, the same is declared null or non efficient at the request of a third party this will not constitute and Event of Non-Fulfillment, according to the present Line of Credit Contract, as long as the Cession of Rights Contract for Collection is in force and properly ceded in favor of the AGENT in such a manner that THE AGENT is not harmed by the declaration of nullity or inefficacy.

12.8         Invalidity of the Financing Documents:  If any of the Financing Documents (excluding for these purpose the Trust in Administration Guarantee contract, within the term of twelve (12) months from its constitution) stopped from being executable or required.

12.9         Government Authorizations:  If any government authorization that may be required by DRP with regard to this Line of Credit Contract, the Guarantee contracts or the Financing Documents, stops being in full force or efficacy and as long as this caused a Material Adverse Effect.

12.10       Change in Stock Ownership:  If DRR stops from possessing directly or indirectly 66.66% of the DRP stock, except where it has the approval of the majority of the Banks.

12.11       Existence of Burdens over the Oroya Productive Unit:  If DRP, burdened, transferred, affected or in any other form allowed by law disposed of the mining concessions and/or assets of its ownership that are related to or physically located at the Productive Unit of La Oroya, except for Allowed Burdens and except for the disposal of assets referred to In Clause 11.11 including the disposal of the assets of the Cobriza mine, as well as the agreements for “farm-out” and “joint venture” contained in Clause 11.12 of this Line of Credit Contract.

12.12       Expropriation:  If on the date after the Date of Closing the Peruvian government carries any action that in the criteria and reasonable discretion of the Majority of the Banks, (i) may result in the deprivation of any of the rights of the Banks as creditors under this Line of Credit Contract, or (ii) confiscate, expropriate or nationalize the property or control of DRP over the goods matter of this Line of Credit Contract or the Guarantee Contracts.

12.13       Political Violence:  If on date after the Closing Date, any act of war occurs (declared or non declared), civil war, revolution, insurrection or terrorism in the Republic of Peru that has a Material Adverse Effect in the ability of DRP to fulfill its obligations under this Line of Credit Contract and the Guarantee Contracts.

12.14       Adverse Material Effect:  If on a date after the execution of this Line of Credit Contract any act or circumstance that under the criteria and reasonable discretion of the Majority of the Banks occurs that may cause a Material Adverse Effect.

12.15       Adverse Material Change:  If on the date after the execution of this Line of Credit Contract any act or circumstance occurs that to the criteria or reasonable discretion of the Majority of the Banks causes a Material Adverse Change.

12.16       Non fulfillment of the PAMA and Modified PAMA:  If (a) DRP has not fulfilled any of the obligations undertaken in virtue of the PAMA as it were modified from time to time, in accordance with the agreements in force executed with the competent government authorities and, as long as said non-fulfillment causes a Material Adverse Effect on DRP (with exception of the fulfillment of the investments related to the building of the sulfuric acid plant); or (b) if DRP has not fulfilled any of its obligations undertaken in virtue of the Modified PAMA, as it were modified from time to time, in conformity with the current agreements executed with the competent government authorities and as long as said non-fulfillment cause a Material Adverse Effect on DRP.

For the case of the Modified PAMA referenced in previous literal b) it will be understood that the non-delivery of the bond letter to the MEM or the non creation of the Guarantee Trust in support of the obligations undertaken in the Modified PAMA (or any other guarantee that may be demanded by the Peruvian Government in substitution of the guarantees previously referenced), has a Material Adverse Effect.

12.17       Negative Resolution on the part of the MEM:  If MEM rejects the request for extension for the PAMA presented by DRP. It is understood as rejection, that the Resolution of the MEM is consented in the last administrative instance.

12.18       Use of Section 2 of the Ferrites Loan:  If on the last date to constitute the bond in favor of MEM, DRP has not obtained from Servicios Mineros Integrados S.A.C. the funds corresponding to Section 2 of the Ferrites Loan or, alternatively , financing from other source (including the generation of cash from DRP) the funds that would be necessary to constitute said bond.

THIRTEENTH: CONSEQUENCES IN THE EVENT OF NON-FULFILLMENT.

13.1         In the case where any of the Events of Non-fulfillment described in the previous clause were produced, and as long, they existed, the term to cure said Event of Non-fulfillment had expired without DRP rectifying it, the AGENT may, as long as the Majority of the banks request it, declare this Line of Credit Contract terminated, in accordance to what is ordered in Article 1430 of the Civil Code, by means of written notification sent via notary to DRP, accompanying a settlement of the owed balance according to what is ordered in numeral 7 of article 132 of the General Law of the Financing System and the Insurance System and/organic Law of the Superintendence of Banking and Insurance Law No. 26702; understanding this Line of Credit Contract as closed, without the need for other communication or formality,  considering as expired the term and demanding the immediate payment of the owed amounts; in which case the AGENT shall have the right to execute and/or legally sue for the full payment of the owed amounts, as well as execute the guarantees to which the Fourteenth Clause of this Contract refers to and the promissory notes. The delay on the part of the AGENT and/or Banks in the exercise of this right does not mean in any case the presumption of renunciation to the same.

13.2         If the assumption contemplated in the previous numeral arose and as long as the AGENT does not collect the full amount that DRP owes, compensatory and late penalty interests at the highest rates the AGENT has established and are allowed by law will be applied.

FOURTEENTH: GUARANTEES

As guarantee for the fulfillment of the obligations it undertakes in virtue of this Line of Credit Contract. DRP obligates itself to grant in favor of the AGENT,  for the benefit of the Banks the following guarantees that will be ruled by their corresponding contracts and addenda:

14.1         Cession of Rights for Accounts Receivable, in favor of the AGENT in benefit of the Banks that are originated from the sales that it obtains from contracts or sales operations of their products, as well as the collections that are generated from them, as long as said accounts receivable are Accounts Receivables of Eligible Buyers, for which DRP will proceed to execute the Addenda to the corresponding Guarantee Contract.

Said Addenda will specifically exclude a: (i) the accounts receivable that DRP maintains with CORMIN derived from the Ferrites Project, exclusion that will remain in force until DRP has paid the total of the debt contracted with Servicios Mineros S.A.C. according to the Ferrites Loan, and (ii) the accounts receivable from the sales contracts of DRP to be assigned to the assets in the trust to be constituted in function to the budget for investments corresponding to the Modified PAMA, in accordance to what is disposed in Article 7 of Supreme Decree No. 046-2004-EM, or any norm that modifies or substitutes it, for a maximum amount of $27,500.000 US

14.2         Fist and Preferential Global and Floating Pledge in favor of the AGENT, for the benefit of the Banks, over the totality of the concentrates (in beds), products in process and finished products maintained and/or prepared by DRP; for which it will proceed to sign the Addenda to the corresponding Guarantee Contract.

Said Addenda to the Global and Floating Pledge Contract, in force shall specifically exclude the inventory of products related to the Ferrites Projects, amongst which are: (a) the Ferrites without processing; (b) the product under processing for production or processing in the Ferrites plant, (c) the materials necessary for the processing of the Ferrites, (d) the Ferrites that result from the zinc circuit at DRP which are mixed with the other Ferrites to be processed by the Ferrites processing plant (e) the concentrates that are produced as a result of the processing of the Ferrites; and (f) the residues derived from the processing of the Ferrites in the mentioned processing plant.

14.3         Trust in Administration and Guarantee, in which all the accounts payable are ceded, including the right to current and future DRP collections, resulting from 100% of the local and international sales contracts of DRP, excluding: (i) the accounts receivable of DRP from CORMIN derived from the Ferritess Projects, until the total of the debt contracted before Servicios Mineros S.A.C. according to the Ferrites Loan is totally paid, and (ii) the Accounts Receivable for up to US $27,500,000.00 resulting from the sales contracts of DRP that are assigned to fulfill the Modified PAMA obligations.

FIFTEENTH: INDEMNIFICATION

By means of this Clause, DRP obligates itself to indemnify the AGENT and its Directors, executives and employees (herein in this clause “the Indemnifiable  Parties”) for any loss, harm or expense that any of the Indemnifiable Parties suffers or incurs as a consequence of this Line of Credit Contract, including, but not limited to professional fees for lawyers and expenses arisen from the transaction celebrated, unless said loss or expense is as a consequence of the guilt or negligence of said Indemnifiable Party.

SIXTEENTH:  CESSIONS AND PARTICIPATIONS

DRP, the AGENT and the Banks authorize in an express and irrevocable manner for any Bank to be able to cede in all or in part in favor of one or other financial institutions, national or foreign, the contractual position that it occupies in the present Line of Credit Contract, cedes the rights that the same grants it (without as a consequence of this cession the terms and conditions of the DRP obligations under this Line of Credit Contract being modified) as well as any other act or operation related to the Line of Credit that may be carried out in accordance to the law, in favor of one or more of the cessionaries. In case that the bank that accepts the cession or participation were a bank without domicile in Peru (“Foreign Bank”), said Foreign Bank will economically undertake any tax that burdens what he receives from it and what result from the granting of a credit from overseas.

For this purposes, DRP is obligated to execute the documents that are necessary to carry out the authorized transfers according to the previous paragraph.

Regardless of what is previously disposed, Banco de Credito is obligated to hold a percentage of no less 34%  of the total of the amounts committed by the Working Banks, except where it cedes its position in this Line of Credit Contract to another first rate bank, previous consent of DRP, whose consent may be withheld without justification.

In the case of cessions or participations related to the issuance of letters of credit or bond letters, the cession shall be valid, if and only if the accepting bank for the cession or participation is a fist rate bank commercially accepted for the issuance of the bond letters or letters of credit.

DRP shall not be able to cede or transfer its contractual position without the previous authorization of the AGENT and all of the Banks.

SEVENTEENTH:  MODIFICATION OF THE CONTRACT.

17.1         The parties reserve the right to modify the terms of this Line of Credit Contract at the time that they estimate it appropriate. The modifications introduced shall enter into force from the execution of the contract that for that purpose is executed or on the date in which the parties agree. Any modification to this Line of Credit Contract, shall be done necessarily through Public Deed, except for those that refer to addresses, facsimiles, electronic mails and/or authorized persons to issue communications, in which case it will be enough to communicate such modifications by means of a notary letter.

17.2         (Missing from contract)

17.3         Without prejudice from the previously mentioned, any change in the terms and conditions of this Line of Credit Contract which implies: (i)a reduction or extension in the amount of capital; (ii) a reduction or increase in the interest rate, be it compensatory or late interest; (iii) an extension or reduction of the term; (iv)reduction or increase in the amount of the commissions; and (v) any modification in the Guarantee Contracts, shall necessarily have the approval in writing of the total of the Working Banks participating in the Line of Credit.

Any other change in the terms and conditions of this Line of Credit shall have the approval in writing of the Majority of the Banks.

EIGHTEENTH: COSTS AND EXPENSES

18.1         All the costs and expenses that are originated for the AGENT as a consequence of the preparation, negotiation and execution of this contract, including but not limited to professional fees for lawyers, the due diligence expenses, the expenses derived from the participation and/or syndication of the AGENT, the expenses derived from the creation and administration of the Trust of Accounts Receivable and the commissions that the banks in which Collection Accounts are established collect as a consequence of this Line of Credit Contract will be assumed and paid by DRP.

18.2         Also, all the legal and non legal expenses that may be originated as a consequence of the collection of the sums that DRP may owe to the Banks and/or the AGENT in virtue of this Line of Credit Contract and/or the execution of the Guarantee Contracts will be assumed and paid by DRP.

18.3         In the same manner the commissions and expenses that the corresponding banks may collect from the AGENT who participate in one or another manner in the Letters of Credit issued by the agent, to which the fifth Clause of this document refers to. The AGENT is obligated to deliver to DRP a copy of the evidence of the payment that the corresponding bank(s) provide to them will be assumed and paid by DRP.

18.4        Without prejudice of what is established in the previous paragraphs, all the additional costs and expenses that are derived from the Line of Credit Contract, including the notary changes derived from the rising to Public Deed of these documents, as well as the Certification and Simple Copies of the same for the AGENT shall be assumed by DRP.

NINETEENTH:  NOTIFICATIONS

Any notification, request, demand, consent, designation, direction, instruction certificate or other communication to be issued under this Line of Credit Contract shall be given in writing or sent via facsimile (with written confirmation of the reception, confirmation may be done via facsimile) to the address and facsimile number indicated below for DRP and the AGENT and when it is required by Peruvian law, to the addresses of DRP and the AGENT indicated in the introduction of this Line of Credit Contract, or any other address that is communicated in writing for that effect by DRP and the AGENT:

DRP

Attention: Henry Eric Peitz and/or Albert Bruce Neil

Address:	Av. Victor Andres Belaunde 147,
Via 155
Centro Empresarial Real – Torre Real 3, Piso 9,
San Isidro

Facsimile:	215-1235
215-1281

AGENT:

Attention:Juana Cossio and/or Miriam Castañeda

Address:	Centenario 156
Las Laderas de Melgarejo
La Molina
Division de Mercado de Capitales
Facsímile:	313-2556

TO THE BANKS:      At the addresses indicated in the introduction to this Line of Credit Contract.

For any variation in the domicile of the other party to be opposable it must be communicated to the other party by written notice of no less than fifteen (15) calendar days computed from the date in which said address modification will take place, making express reference that said variation is referred to the domicile cited in the present document and indicating when the address change. will enter into force

TWENTIETH:  OF THE AGENT AND THE BANKS

20.1         Each one of the Banks, by means of this and in an irrevocable manner designates Banco de Credito del Peru as AGENT for the effects stemming from this Line of Credit Contract and of the Financing Documents and by means of it each Bank authorizes the AGENT to carry the actions, exercise the powers and fulfill the obligations that correspond to it in accordance to the terms of this Line of Credit Contract. As a consequence the functions of AGENT for effects of the Line of credit they will include (but will not be limited to), those of disbursement AGENT, receipt of payments from DRP,  AGENT for the constitution of guarantees, for the receipt of documents to be delivered to DRP under the Line of Credit Contract and for the execution of any measure to which the Banks have a right to under the Line of Credit Contract, amongst others. The parties recognize and agree that all the notifications that need to be made from the Banks to DRP and from DRP to the Banks, shall be made only and exclusively through the AGENT.

Also, it is agreed that any notification or communication that DRP provides to the AGENT will be understood as made to all of the Banks. Any information that is knowledge of the AGENT or the Banks shall be considered as if it were communicated and notified by DRP and in said event DRP will not incur in any non-fulfillment for not having informed of such matter to the AGENT or to the Banks, at the time that said information should have been communicated or notified to the AGENT.

The functions of the AGENT under this Line of Credit Contract and the other Financing Documents imply the execution of certain actions under the direction of the Banks according to the procedures established in this contract. It does not imply a relationship of representation and in any case constitute the exercise by the AGENT of a mandate without representation of the Banks. As a consequence, the AGENT has no fiduciary duty nor any kind of obligation with the Banks beyond those specified in this contract.

20.2         The AGENT may execute any action that it needs to execute under this Line of Credit Contract or any Financing Document by means of agents or representatives. The AGENT shall not be responsible for the actions of said agents or representatives except that in his selection of those it had incurred in inexcusable culpability.

20.3         The AGENT shall have the right to act (or not to act) in basis to any communication receive according to what is established in this Line of Credit Contract and that it reasonably believes to be correct, genuine and executed by the authorized persons. All decisions that the AGENT must make for the fulfillment of its functions, shall have the approval of the Majority of the Banks in accordance to the definition established in Clause 1.1. Therefore, any action or abstention by the AGENT in the frame of this Line of Credit Contract will be fully justified if it is based in a communication from a Majority of the Banks. Any action or abstention adopted by the AGENT that is based in the vote of a Majority of the Banks shall be obligatory for all of the Banks.

Nevertheless, the AGENT may demand from the Banks certain guarantees or indemnifications before taking any action or abstaining from it, under this Line of Credit Contract and the Financing Documents, when it considers that in taking such action or abstaining from taking it may incur in responsibilities not contemplated in its function as AGENT, and shall have all the right to refuse to exercise any action or abstention until the Banks have provided said guarantees or indemnifications.

20.4         For the effects of this Line of Credit Contract, it will be presumed that the AGENT does not know of the occurrence of a non-fulfillment on the part of DRP nor an Event of Non-Fulfillment  if it has not received a communication in writing in that sense from a Bank or from DRP or any other person that is part of the granting of the Line of Credit. Said communication shall be made in writing and shall specify that is a notification of a non-fulfillment.

Once the Event of Non-Fulfillment is known, the AGENT shall take the action that is indicated to him by the Majority of the Banks. Until it receives said instructions the AGENT shall, but will not be obligated to take the actions or abstaining from acting, according to what is necessary with regard to said non-fulfillment or Non-fulfillment Event in the measure that they are prudent with the purpose of protecting the interest of the Banks.

20.5         Each Bank shall declare by means of this that any action or abstention adopted by said Bank and any decision taken shall be in an individual manner and shall be the result of its own analysis of the situations and documents presented and evaluated. Each Bank declares that the AGENT has not made any declaration, affirmation or qualification of any kind with regard to the analysis and evaluation that each Bank must make and no decision of a Bank is nor will be based in any declaration, affirmation or own information provided by the AGENT, except in its function as AGENT collector for DRP documents.

20.6         The AGENT may, in its capacity as a Bank participate in this Line of Credit Contract, for which it shall have all the rights and assume all the obligations that correspond to the Banks under the Financing Documents. In said situation, the term Bank shall include the AGENT in its function as Bank and not as AGENT.

20.7         The AGENT may renounce his position and cede its contractual position as AGENT in this Line of Credit Contract. The Banks and DRP provide from this point their irrevocable agreement for the AGENT to renounce its function as AGENT by means of a written notification addressed to the Banks and to DRP with no les than 20 days anticipation. Nevertheless, said renounce shall not be effective until a new AGENT has been designated, in accordance to what is disposed further below in this Line of Credit Contract.

On the date indicated by the AGENT to make its resignation effective, its functions and responsibilities as such shall end.

The Banks shall elect amongst them the Bank that will occupy the position of AGENT. From that date the term AGENT will refer to the new institution that is constituted as such.

20.8         The Banks will be obligated to indemnify the AGENT (in its role as AGENT and not as Bank) proportionally with their participation in the Line of Credit, in the same manner as its subsidiaries or affiliates as well as its corresponding directors, executives or employees (each one a “Subject of Indemnification”) for all loss, responsibility, claim, damage or expense (“Indemnifiable  Damages”) incurred by any of them as a result from, derived from or related direct or indirectly with any investigation, litigation or any kind of procedure related to the operations contemplated under this Line of Credit Contract or other Financing Document, including amongst other, lawyer’s fees and cost of payments for legal or non-legal transactions; in the measure in which said Indemnifiable Damages have not been paid by DRP, its subsidiaries or affiliates.

TWENTY FIRST: NO RENEGOTIATION

The parties specifically agree that this Contract does not constitute not could be interpreted under any circumstance as a renegotiation of obligations and therefore agree to renounce to give it such treatment in the case that for some reason that was interpreted.

Also, in the case of the guarantees to which the Guarantee Contracts refer to, the parties specifically agree that those shall serve to back and guarantee all the obligations of this Contract, reason why they agree against what is established in article 1283 of the Civil Code in the case that for any reason it is interpreted that there is renegotiation, what they declare from this moment does not to exist.

TWENTY SECOND: APPLICABLE LEGISLATION

In everything not foreseen in this document, for the present Line of Credit Contract is ruled by the Legislation of the Republic of Peru.

TWENTY THIRD:  ARBITRATION

23.1         The parties specifically agree that any conflict or controversy that may rise amongst them as a consequence of the interpretation or execution of this Line of Credit Contract, included those related to is nullity and invalidity shall be resolved by means of arbitration law, under an Arbitration Tribunal composed by three members that have to be Barr Lawyers, carried in accordance to the National and International  Rules of Conciliation and Arbitration from the Chamber of Commerce of Lima.

23.2         The Arbitration Tribunal shall be formed in the following manner:  each one of the parties shall designate an arbiter and the third one shall be designated of common agreement by the first two, who shall Preside over the Arbitration Tribunal.

23.3         The arbitration will take place in the city of Lima and the duration of the same shall not be able to exceed sixty (60) working days, counted from the date of installation of the Arbitration Tribunal through the issuance of the corresponding  decision.

23.4         The Arbitration Tribunal’s decision shall be final and cannot be appealed

23.5         The expenses that the arbitration causes shall be for the charge of the loosing party.

23.6         In the case that any of the party(ies) decided to present a recourse of nullification against the arbitration decision before the Legal Branch, it shall previously create in favor of the opposing party a Bond letter, issued by a first rate  Bank with headquarters in Lima for an equivalent to US $50,000.00 (FIFTY THOUSAND US DOLLARS AND 00/100), executable in case that said recourse in final decision was not declared with foundation. Said Bond Letter must be in force during the time that the promoted process is open.

Add to this the Clauses required by Law and elevate this Minute. to Public Deed

Lima, December 14, 2005

/s/ H. E. Peitz	/s/ Andres Arredondo Bellido
Henry Eric Peitz	Andres Arredondo Bellido
DOE RUN PERU S.R.L.	BANCO DE CREDITO DEL PERU

ATTACHMENT I

LIST OF BANK COMMITMENTS

BANK	TOTAL AMOUNT OF COMMITMENT	SUB LIMITS
Banco de Crédito del Perú	US$40’000,000.00
Sub Limit Revolving Line of Credit		US$40’000,000.00
Sub Limit Indirect Line of Credit		US$13’000,000.00

ATTACHMENT II

LIST OF RESTRICTED DRP AND DRR SUBSIDIARIES

1. Fabricated Products Inc.

2.  DR Land Holdings.

ATTACHMENT III

MODEL FOR DISBURSEMENT REQUEST

Lima, [     of          of      ]

Sirs

BANCO DE CRÉDITO DEL PERÚ

Agent for the Banks of the

Line of Credit Contract

Att:                                                                                                                                         [                          ]

Of our consideration:

By means of this, DOE RUN PERU S.R.L. a society of limited responsibility (herein, DRP) makes reference to the Line of Credit Contract dated (         ), executed between DRP, the Banks to which reference is made to and Banco de Credito del Peru, in its roll as Agent (herein, the AGENT).  The terms in capitals used and not defined in this document, shall have the meanings given to the same in the Line of Credit Contract.  In that sense, DRP notifies in an irrevocable manner that, in accordance to section (4.3, 5.2 or 5.6) of the Line of Credit Contract requires a (Disbursement, the issuance of a letter of credit or the issuance of a bond letter) in conformity with what is stipulated in the Line of Credit Contract and according to the terms established next.

(i)	Date of the Disbursement	( )

(ii)	Total amount of the Disbursement	( )

(iii)	Expiration date	( )

(iv)	Interest Rate	( )

(v)	Issuing Bank	( )*

(vi)	Beneficiary:	( )*

(vii)	Concept:	( )**

*  (For issuance of bond letters or letters of credit

** (Only for issuance of bond letters)

DRP certifies that the following declarations are true on this date and shall be true on the Date of Disbursement.

(A)                              After the Disbursement is made, the total amount used under the Line of Credit shall not exceed the total amount of the Bank Commitments, which are detailed in Attachment I of the Line of Credit Contract.

(B)                                DRP has complied with the Preceding Conditions for the Carrying out of Disbursements to which the Ninth Clause of the Line of Credit Refers to.

(C)                                DRP is fulfilling all the obligations it has undertaken in virtue of the Line of Credit Contract and no Events of Non-fulfillment have been produced, as contemplated in the Twelfth Clause of the Line of Credit Contract.

Without any further, we remain of you,

Sincerely,

DOE RUN PERU S.R.L.

ATTACHMENT IV

PROMISSORY NOTE MODEL

Nº

PROMISSORY NOTE

FOR:  US $

EXPIRES ON:

We owe and we are obligated to pay fully and unconditionally, to the order of (    ) the Bank, or to whom he had transferred this Promissory note, as long as said endorsement had been made in conformity with what is contemplated in the Line of Credit Contract dated (  ), the amount of US $(       AND 00/US DOLLARS), amount received to our full satisfaction and which we are obligated to return in the same previously indicated currency, on the date indicated as expiration, at the premises of the Bank in this city or at the place where collection was mad, plus the compensatory interest equivalent in Libor rate to (30, 650 or 90) days plus (3.5% 3.75% or 4.25%) yearly which are generated while it is in force, being stipulated that if the payment for the capital plus the compensatory interest agreed upon at theF expiration of this Promissory Note were not made, we will additionally credit to the moratory interest, at a rate of 3% (three percent) yearly in addition to reimbursement for expenses, services and taxes to which there were place, until the full cancellation of the amount to be liquidated; in addition to notary, legal expenses and taxes and other expenses that there may be.

The LIBOR rate at ninety (30, 60 or 90) is the interest rate at which for the same period deposits in Eurodollars are offered in the inter-banking market in London, registered daily at 11:00 hours, as it appears in the LIBOR page of the REUTERS information system (adjusted if necessary to 1/16% of the closest upper 1% ).  The parties agree and establish that the interest rate agreed for this loan is variable in accordance to the variations of the LIBOR rate.

For Payment with Charge to Account, according to article 53 of Law No. 27287, order the charge to:

Name of the Banking Institution	Type of Account	Number or Code for the Account

All the extensions of the expiration of this Promissory Note are specifically accepted be it for its total amount, lesser or greater amount that the holder had granted us,  extensions that will be enough to be noted on this same document without it being necessary that for its full validity it be executed again.  The holder is obligated to inform of the extensions it grants, on the simple request of any obligated party for this Promissory Note, as well as not to grant any more extensions from the date of notarial notification that any of said obligated party address to him according to article 49.5 and 49.6 of Law No. 27287.

We specifically and irrevocably authorize the BANK, to upon expiration or at a later date, may attend to the payment of this promissory note, by means of charge or compensations with the necessary amounts that exists in our accounts or deposits that we maintain in said BANK, whichever the currency of said accounts may be, according to article 132.11 of Law No. 26702.

This Promissory Note is commercial in nature and therefore is subject to the norms of the Law of Titles Value and to the executive procedure of the Civil Procedural Code.

We submit to the competence of the judges of the Judicial District of Lima, setting as domicile for this purpose that indicated at the end of this document where the notary and legal activities will validly be carried out for the purpose of its payment.

The accounts, deposits, goods or values that we maintain at the BANK or in any of its subsidiaries or  branches may be destined for the partial or total payment of this Promissory Note, its interests, capital and/or other obligations established in this Promissory Note; being said goods affected in first ranking guarantee with power of application or direct realization and in the cases of goods other than money, to the best bidder, free from all responsibility for the price that is obtained according to article 1069 of the Civil Code.

Lima,               of                   of 2005

Legal Name:	DOE RUN PERU S.R.L.
RUC No.	20376303811
Address:	Victor Andres Belaunde 147
Via Principal 155,
Centro Empresarial Real – Torre Real 3
Piso 9 San Isidro, Lima

Representatives:	( )
Identified with:	( )

Information for the Registration of Powers:	( )

Extended for US $	Extended for US $	Extended for US $

With expiration on In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU

With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU

With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU	With expiration on. In conformance with the terms of this document. Date BANCO DE CREDITO DEL PERU

ATTACHMENT V

REPORTED INFORMATION (DISCLOSURE SCHEDULE)

Introduction

The information container in this document of “Disclosure Schedule” is disclosed only for the purposes established in the Line of Credit Contract and no information contained in this document or in said Contract may be considered as any admission from any of the parties to any third party of any subject in general (including, without limitation, the violation of any legal norm or the non-fulfillment of any contract).  The information prepared and provided as “Disclosed Information”  is communicated only with the purpose of providing the requested information according to the Line of Credit Contract.  The information was not prepared or communicated keeping into account its possible presentation to third parties.  By reporting this information, Doe Run Peru S.R.L. declares in an express manner that it does not renounce to any client-attorney privilege associated with said information; not it renounces any protection provided by the doctrine of product in process of lawyers or accountants regarding the subjects reported or discussed in this document.  The inclusion of any information as “Disclosed Information” may not be considered as a means of establishing  standard of materialness.

I.                                             EIGHTH: CONDITIONS PRECEDING TO THE DATE OF CLOSING

8.7         Non existence of Litigation:

Doe Run Peru S.R.L. (herein “DRP”) declares that with the exception of what  disclosed to the AGENT before the execution of the Line of Credit Contract or whatever was disclosed in this Contract and in this Attachment of “Disclosed Information” – there is no action, investigation, suit, claim written or legal pending process against DRP or its goods in any court, commission or government committee, assembly, government agency or arbitration that were known to any member of the administration or management of DRP with the exception of:

(i)                                     any action, investigation, suit, claim written or legal process  having been resolved in last instance against DRP and which may cause a Material Adverse Effect on DRP; and

(ii)                                  those that are disclosed next, and that are divided in the following areas of the law:

1.               Tax Proceedings

File N°	Recourse	Jurisdiction	Matter	Amount Challenged (S/)
0150340001712	Claim	SUNAT

Income tax corresponding to fiscal 1998, SUNAT does not recognize the balance in favor of Income Tax for S/ 23’777,848 and imposed the Fine Resolution for the improper increase on the balance in favor of Income Tax.

31’554,421 (Fine)

0150340003872 y 0150340003877	Claim	SUNAT	IGV and Fine resolutions linked to the return of the Balance in Favor of the Exporter IGV corresponding to the month of July 2004, which amount was reduced from S/.21’911,859 to S/. 14’438,919.	7’472,940

0150340004098	Claim	SUNAT	Income tax and IGV corresponding to fiscal	US$120’000,000 (aprox.)

1999, 2000 and 2001, Fine Resolutions for infractions typified in numerals 1 and 2 or Article 178 of the Tax Code and payments to the account of the Income Tax for the months of January, March, April, May and June of 1999 and February of 2000.

	Claim	Tax Tribunal

Real Estate Tax corresponding to fiscal 1998, 1999 and 2000 and Fine Resolution for alleged reduction of the taxable base in the presentation of the sworn declaration of Real Estate Tax registered by the Municipality of Santa Rosa de Sacco – La Oroya.

1’276,818

2605-2005	Claim	Tax Tribunal	Real Estate Tax corresponding to fiscal 2002 and 2003 and Fine Resolution for not presenting sworn declarations of the	2’586,316

			Real Estate Tax and presenting incomplete information, registered by the Municipality of La Oroya.

	Claim	Tax Tribunal	Municipal charges corresponding to fiscal 2000, 2001, 2002 and 2003, registered by the Municipality of La Oroya	177,625.50

641-2005	Claim	Tax Tribunal	Real Estate Tax corresponding to fiscal 2000, 2001, 2002 and 2003, registered by the Municipality of San Pedro de Coris (Cobriza)	1,798,002

640-2005	Claim	Tax Tribunal	Real Estate Tax corresponding to fiscal 2004, registered by the Municipality of San Pedro de Coris (Cobriza).	245,408

2.               Labor Proceedings

a.               Action presented by the Employees Union – La Oroya Division against DRP and Centromin Peru S.A. (1999) for allegedly not complying with its labor, legal and contractual obligations.  The initial claim was for S/. 6’350,700.00 but as a result of the number of employees that has opted for withdrawing their claim, the amount of the claim has been reduced to approximately S/ 800,000.00 plus legal interest.

b.              Claims presented by certain DRP workers (154 workers) that allege the non fulfillment of legal and contractual obligations (“individual processes of reimbursement of benefits – deductions”).  The average claim for each worker is US $21,000.00

                        According to the Stock Transfer Contract Centromin Peru must assume any obligation related to these legal processes in the measure that the claims refer to actions previous to the 23rd of October 1997.  Although it is probable that the plaintiffs obtain a favorable decision the amount to be paid is lesser than claimed.  Even further, it is anticipated that at least 80% of any amount paid according to order issued by the court shall be paid by Centromin Peru S.R.L. and only the balance is to be paid by DRP.

c.               Claims presented by certain DRP workers (173 workers) for Indemnification due to Professional Disease – Silicosis) at various courts.  To date the average of each claims is US $18,000.00.

According to the Stock Transfer Contract, Centromin Peru must undertake any obligation related to those legal proceedings in the measure that the claims  refer to acts previous to the 23rd of October of 1997.  To date, the result from the proceedings have been mixed, being DRP who has prevailed in certain cases and the plaintiffs in others.

3.                                       Other Proceedings:

a.                                       Claim for indemnification for alleged environmental damage presented by the “Civil Association of Municipalities from the Junín Region” against DRP, Compañía Minera Volcan S.A. and Sociedad Minera Corona SA., by means of which an indemnification for US $5,000,000,000.00 is claimed.  The company responded the suit on the 13th of October 2005.  The process continues its normal course at the Civil Court in Jauja.

b.                                      Contentious Administrative Claim presented by DRP against the Ministry of Energy and Mines for the imposition of an 18 UIT fine due to the fatal accident of a company worker.

c.                                       Claims and procedures revealed by ¨The Doe Run Resources Corporation¨ in forms 10K 10Q and other public documents before the Securities and Exchange Commission (SEC)  in the USA.

d.                                      Administrative Contentious Claim presented by DRP against the Municipality of Yauli - La Oroya for the imposition of a fine of S/. 9´479,693.00 in relation to construction, that allegedly, has been done without building licenses.

e.                                       Appeal presented by DRP against the fine imposed by the Municipality of Yauli – La Oroya for alleged non fulfillment of civic duties (painting of facades and exhibiting of national flag) for the approximate amount of S/. 13,080.00.

8.8         Authorizations and Approvals:

If necessary all the authorizations and government approvals necessary to carry out DRP operations that had been obtained and are fully valid and in force with the exception of those:

(i)                                     which absence (not obtained or expired), cannot cause a Material Adverse Effect; or

(ii)                                  those contained in this listing of “disclosed Information”

License/Authorization/Permit	Status
Modification of the benefit concession for additional installations without modifying the capacity – Building Authorization

As part of the process of regularization to obtain the Extension of the Benefit Concession, the 19th of September 2005, DRP requested before the General Mining Bureau (“DGM”) the building license.

The building License will be granted after the DGM has made a technical analysis of the Plant and has received the report from the General Bureau of Environmental Affairs (“DGAAM”). The verbal information that DRP has indicates that this last report has been completed but there is no assurance that the authorization be issued.

Modification of the benefit concession for additional installations without modifying the capacity – Working Permit	DRP may not request the working permit until:
	(i)	the construction of the Ferrites Plant, as it is indicated in the building license is complete;
(ii)

the DGM has carried out a technical verification which cannot be done until at least March 2006 and not later than the 30th of June 2006, without prejudice of the indicated, no assurance has been obtained that the license may be obtained until the 30th of June 2006; and,

	(iii)	a change in the current PAMA to include the Environmental Handling Plan for the Ferrites Plant, this request was already presented.

Cobriza Tailings Deposits

By means or RD No. 325-2005-MEM/DGM of the 21st of November 2005, the General Mining Bureau ordered the stoppage of the works of two tailings deposits located in the areas denominated “North Area” and “Platanal” considering that the deposits are not authorized due to technical observations during the procedure initiated by the company when obtaining said permits.

Process to obtain working permits for both deposits was begun during the years there were technical observations made for both of them. Those for the deposit located in the “North Area” have been corrected. The ones for el Platanal have not.

The General Mining Bureau has issued conformity for “North Area” and the process for the working permit continues, before the authorization is issued the corresponding inspection will be carried out.

According to this situation the company will request that the measure of stoppage to be lifted With regard to the tailings deposit located in the area named “El Platanal”, the company will reinitiate the process according to what is ordered by the General Mining Bureau.

Residual Waters Treatment Permit	Before the expiration of the current PAMA (June 2007) DRP must build an industrial water treatment plant for the Smelter. The extension of the PAMA that DRP will request before December 31, 2005 will not provide additional time to complete this project.

Health Authorization for Releases

•  In July 2003, Doe Run Peru S.R.L. requested from DIGESA the authorization for eight (8) discharge points. Four correspond to the Zinc Smelter and four to the Refinery (files No. 087-03V and No. 082-03V correspondingly)

•  In May 2005, DRP obtained the authorization for the use of two discharge points, while the other six were denied

•  These decisions have been appealed before the Vice Minister of Health, in two separate appeals, each one for three discharge points. One of these appeals has been denied and the other is pending from decision.

•  DRP considers that the denials are null since although the releases currently exceed the maximum permissible levels (LMP): (i) those excesses are allowed by the current PAMA (under jurisdiction of the MEM) and therefore DIGESA cannot reject the request of the Company; and, (ii) before the expiration of the PAMA the company shall be able to adjust its levels of discharge to comply with the applicable LMP as a result of the start up of the industrial water treatment plant and other PAMA projects.

•  Currently, DRP only uses five discharge

points, two of which have been approved. The other three discharge points have already been eliminated.

•  Once that the industrial water treatment plant and other PAMA projects have been fulfilled and DRP will require of a single sanitary authorization for releases.

8.9         Licenses:

All the substantial contracts, substantial concessions and licenses needed to carry out the operations of DRP have been obtained and are fully valid and in force with the exception of:

(i)                                     those, whose absence (not obtained or expired) may not cause a Material Adverse Effect;

(ii)                                  those contained in this listing of “Disclosed Information”, heading I of this Attachment V (numeral 8.8 of the Line of Credit Contract).

8.16 Payment of Taxes

DRP is fulfilling its labor and tax obligations with the exception of those that had been informed to the AGENT or are informed to the AGENT as part of the “Disclosed Information”  in heading III of this Attachment V, (numeral 11.15 of the Line of Credit Contract).

II.                                         NINTH CONDITIONS PRECEDING TO THE CARRYING OUT OF DISBURSEMENTS

9.10 Fulfillment of the PAMA

That to the date of Disbursement, DRP must be found in compliance of the PAMA, in conformity with what is established in the agreements executed with the competent government authorities, as they were periodically modified, except for what is contained in this “Disclosure Information”.

Also, that DRP, under Supreme Decree No. 046-2004-EM is in the process of presenting the request for exceptional extension of the term for the fulfillment of the construction of the sulfuric acid plant comprehended in the La Oroya PAMA (herein the “PAMA Extension”).  The latest date to present said request is December 31, 2005.

With regard to the “Disclosed Information”, we indicate the following:

1.               DRP has been fined with 11.8 UITs, by the General Mining Bureau of Environmental Affairs for the delay in the implementation of a commitment under the current PAMA.

2.               The alleged delay corresponds to the following projects:

•             PAMA Project No. 5: Water Treatment Plant – Copper Refinery.

•             PAMA Projects No. 8, 9, 10 and 11 – Industrial Effluents Water Treatment Plant.   PAMA Project No. 16 – Sewage – Treatment of Solid Domestic Residues.

Project No. 5 has been concluded.  The rest of the projects shall be completed in the year 2006.  None of them shall be included in the extension of the PAMA.

9.1 Authorizations and Approvals:

We refer to the declaration contained in heading I of this Attachment V (numeral 8.8 of the Line of Credit Contract), under the same terms indicated in it.

III            TENTH:  DECLARATIONS AND GUARANTEES

10.8                           Legal Proceedings

There is no action, investigation, written claim, suit or legal proceeding pending against DRP or its goods in any court, commission or government committee, assembly, government agency or arbitration that to the knowledge of any member of the administration or management of DRP;

a.                                       May cause a Material Adverse Effect, or,

b.                                      Would not have been disclosed in this document of “Disclosed Information”, in accordance to heading 1. 8.7 of the Line of Credit Contract.

10.11             Non existence of harm to the environment.

Except for what is indicated in numerals 8.8 and 9.10 DRP operates its business fulfilling all the norms that are applicable to it in accordance to the legislation and environmental regulation relating the mining metallurgical activities and within the frame of the current PAMA, and in conformance with the Modified PAMA, once it is approved within the frame of modification and extension procedure for the PAMA that will be processed according to what is ordered by Supreme Decree No. 046-2004-EM.  No harmful, toxic or dangerous material, defined by said norms, is released, launched, spread or liberated by DRP in violation of any norm of the law or environmental mining metallurgical applicable legislation, except for what are appropriate and accepted actions by the government authorities and revealed to the AGENT that are being taken to remediate this situation.  Any harmful toxic or dangerous material that DRP transports shall be subject to the environmental norms that were applicable to it adopting the appropriate and accepted actions by the corresponding government authorities.

IV.                                 ELEVENTH:  DRP OBLIGATIONS

The information contained in the preceding headings shall be considered as Disclosed Information for effects of Clauses 11.14, 11.15 and 11.18 where applicable.

ATTACHMENT VI

LISTING OF COMMERCIAL OPERATIONS EXECUTED WITH AFFILIATES.

1

Contract named “Hedging Services Contract” executed between Doe Run Peru S.R.L. and The Doe Run Resources Corporation, dated November 1, 200, modified July 1, 2004 and as it is modified from time to time

2

Contract named “International Sales Agency Services Contract” celebrated between Doe Run Peru S.R.L. and the Doe Run Resources Corporation dated November 1, 2000, as it were modified from time to time. The services from this contract are suspended since the 1st of July 2004.

3

Subordinate loand denominated “Revised and Attended Subordinated Promissory Note” granted by The Doe Run Resources Corporation in favor of Doe Run Peru S.R.L. in the amount of US $139,062,500.00 dated December 9, 2005

4	Guarantee granted by Doe Run Peru S.R.L. regarding the granting of one or more Preferential Loans for the amount of US $15,500,000.00 in favor of Renco.

5	Guarantee granted by Doe Run Peru S.R.L. for the Bonds issued by The Doe Run Resources Corporation.

ATTACHMENT VII

FORMS FOR LEGAL OPINIONS

Document sent in original signed December 14, 2005

ATTACHMENT VIII

FERRITES LOAN

According to what is required in the Ferrites Loan definition incorporated in the “Line of Credit Contract in Foreign Currency”, please find next a summary of the terms and conditions of said Loan:

I       FINANCING CONTRACT (“Working Capital Finance Facility Agreement”)

1.1         Financing Line

a.               Financing Line:  With date December 10, 2005, Doe Run Peru S.R.L. (herein “DRP” or the “Company”) executed a contract for financing for working capital (“Working Capital Finance Facility”, herein “Financing Contract – Trafigura) for up to the amount of US $ 30,000,000.00, plus interest, commissions and other (herein the “Ferrites Loan”), with Servicios Mineros Integrados S.A.C. (herein Servicios Mineros”) a subsidiary of Trafigura Beheer B.V. (herein “Trafigura”), to use said fund in the fulfillment of the obligations that are borne from the request of the extension of its PAMA to be presented to the Ministry of Energy and Mines (herein, “MEM”) according to what is ordered in Supreme Decree No. 046-2004-EM (herein Modified PAMA), as well as for other corporative purposes.

b.              Disbursement Sections and Amortization:  In accordance to the Financing Contract – Trafigura, DRP may use the financing line previously described in the four following sections:

a.               Section 1:  For the amount of US $10,000,000.00 (Ten Million US Dollars), less expenses and costs (“Commitment Fee”,

“arrangement Fee” and “Expenses”).  Said funds shall be deposited on the 12th of December 2005, in a special account (“Escrow Account”) open for that purpose at Banco Wiese Sudameris (herein “BWS”) and shall be distributed by the BWS to a special account designated by DRP, once the conditions contemplated in Clause 4.2 of the Escrow Agreement are met, executed between DRP, Servicios Mineros and the BWS on the 10th of December 2005 and which forms integral part of the Financing Contract – Trafigura, as Attachment T (Appendix T).

The payment of the financial obligations derived from the disbursement of Section 1 (“amortization schedule”), will be done as disposed in literals (a) and (b) of Clause 9.2 of the Financing Contract – Trafigura, depending if the Modified PAMA is or is not obtained before the 30th of April 2005.

b.              Section 2: Once the preceding conditions are fulfilled for the disbursement of Section 2, set in Clause 7.2 of the Trafigura -Financing Contract (as well as those indicated in Attachment H, Part 2), Servicios Mineros, will present DRP the amount that is lesser than (i) US $10,000,000.00 (Ten Million US Dollars) or 80% of the amount estimated of Concentrates to be produced and delivered by DRP within the next 12 months to the disbursement of Section 2 in favor of Consorcio Minero Cormin S.A. (herein “Cormin”), a subsidiary of Trafigura, according to the Purchase-Sale agreement of Concentrates described in Numeral II of this Attachment.

One of the Conditions to be fulfilled Previous to the disbursement corresponding to Section 2 to take place is that DRP obtains the approval of the Modified PAMA from the

Ministry of Energy and Mines as it is described in the Financing Contract – Trafigura.

The minimum amount to be requested for Section 2 will be equal to US $ 6,000,000.00 (Six Million US Dollars).

The payment of the financial obligations derived from the disbursement form Section 2 (“amortization schedule”) will be made according to what is disposed in Clause 9.3 of the Trafigura –Financing Contract.

c.               Section 3:  If before September 30, 2007 or the 31st of October 2008 (if section 2 is disbursed): (i) DRP will transfer to Cormin Concentrates which silver content is lesser than the amount of silver over which the price for delivery was established for Concentrates, according to the document named “Silver Forward Pricing Supplement to the Sales Contract”, executed by DRP and Cormin on December 10, 2005, and (i) this “short delivery” results in the obligation of DRP to compensate Cormin for loses of no less than  US $100,000.00 for each monthly delivery, DRP may request Servicios Mineros that in the future it advances the funds necessary to comply with said payment obligation, for a maximum consolidated financing amount of up to US $10,000,000.00 (Ten Million US Dollars).

The payment of the financial obligations derived from the disbursement of Section 3 (“amortization schedule”) will be done according to what is disposed in Clause 9.7 of the Trafigura –Financing Contract.

d.              Section 4:  DRP shall have at its disposal the funds corresponding to this Section in the case that: (i) DRP had not obtained the approval of the Modified PAMA by MEM before the 30th of April 2006, and (ii) the Section 2 had not been used by DRP.

The amount to be disbursed for Section 4 shall be the difference between (“right to top up”)

(i)                                     the Principal of  Section 1, which is pending from payment (“outstanding”) on the date of the disbursement of Section 4, and

(ii)                                  the Principal of Section 1, that would be pending from payment in case that what is disposed in Clause 9.1 (b) and not what is disposed in Clause 9.1 (a) (“accelerated payment”), if the approval of the Modified PAMA were not obtained before the 30th of April 2005) were applicable.      NOTE THEY HAVE THE INCORRECT YEAR)

The amount for Section 4 shall not be lesser than US$1,000,000.00            (One million US Dollars), nor greater than US $ 3,000.000.00 (Three    Million US Dollars).

The payment of the financial obligations derived from the disbursement                 of Section 4 (“amortization schedule”), will be done according to what      is disposed in Clauses 9.4 and 9.5 of the Trafigura - Financing   Contract.

1.2 Guarantees:

From the Loads, Burdens, Contracts and Fiduciary Transfer:  That with the purpose of guarantying the payment of the principal, interest, commissions and other expenses derived from the Trafigura –Financing Contract, Servicios Mineros has requested DRP the granting and execution of certain contracts, prerogatives, loads and/or burdens on the goods, assets and rights of the Company, which are described next:

a)                                      A Trust Guarantee Contract in virtue of which  the Ferrites, the Products under Process the Concentrates and the Residues and Wastes(1) that derive from the process of the Ferrites at the Ferrites Plant will be transferred, asan asset in trust (herein the “Ferritess Assets”), administered by a trust company.

b)                                     A Mining Floating Pledge Contract on all of the Ferritess, Products under Process, Concentrates and Residues and Wastes that are derived from the processing of the Ferrites at in the Ferrites Plant.

c)                                      A contract for Right of Way (“Right of Way”) that will allow Servicios Mineros and/or the trust company access to the Ferrites in the case of execution or direct sale of any of the assets to which literals a) and b), preceding, refer to.

d)                                     A Cession of Rights and Obligations that DRP holds in virtue of the Purchase-Sale Contract of Concentrates in favor of the trust company in its roll as trustee of the Ferrites Assets, in the case that as part of the execution of the Ferrites Assets it is decided to convert the trust in guarantee into one in guarantee and administration.

e)                                      A Cession of the Rights that DRP has in virtue of the Purchase Sale contract of Concentrates in favor of the trust company in its roll as trustee of the Ferrites Assets,

(1) Named in English “Tailings”.

in case that as part of the execution of the Ferritess Assets it is decided to convert the trust in guarantee into one of guarantee in administration.

At the time of the execution of the Trafigura Financing Contract (December 10, 2005), only the Mining Floating Pledge Contract has been executed in favor of Servicios Mineros.

It is condition for DRP to enjoy the right to request Sections 2, 3 and 4 of the Trafigura –Financing Contract that DRP and Servicios Mineros (and if the case were Cormin and the trust company) execute the documents indicated in literals (a), (c), (d) and (e), preceding, before January 20, 2005.

II             PURCHASE SALE CONCENTRATE CONTRACT

2.1         Of the Contract for Purchase-Sale of Concentrate:  DRP has signed with Cormin the Contract for Purchase-Sale of Concentrates Number 103-4-CM-163-S (including its modifications, herein the Purchase-Sale Concentrate Contract”) in virtue of which:

a)              DRP commits to transfer in favor of Cormin the totality of the zinc and silver concentrates (herein the “concentrates” that (i) are derived from either the Ferrites located in the Benefit Concession Huanchan Lot A-ONE and Huanchan Lot B or the Ferrites that result as a the final result of the waste process from the zinc metallurgical circuit of the Company(2) (herein, jointly defined as “Ferrites”); and (ii) are produced in the Ferrites processing plant (herein the “Ferrites Plant”) that for such purpose the Company has built within the area of the Benefit Concession Refinery 1 and 2” as

(2) Which currently are being processed at the Pilot Plant

well as from any other extension or modification that is made on said Benefit Concession and,

b)             Cormin commits to pay the sale price for the concentrates transferred by DRP produced at the Ferrites Plant (herein the Cormin- Accounts Receivable”) once deducted principal, interest, commissions and other expenses associated to the Working Capital Facility.  It must be highlighted that Cormin, Servicios Mineros and DRP have agreed that the cash flow that is produced from the Cormin – Accounts Receivable be first destined to the payment of principal, interest, commissions and expenses derived from the Trafigura Financing Contract.

ATTACHMENT IX

DRP POWER CERTIFICATES/NUMERALS 8.13, 8.14 AND 8.16

Lima, December 14, 2005

Sirs

Banco de Credito del Peru

Present

Attn:	Mr. Jorge Mujica
Ms. Lucia Barrantes

Dear Sirs:

I declare that DRP has prepared, executed and presented before the competent authority the forms for all the tributes and taxes to which it is legally obligated and has paid the same, except for those that are being claimed by DRP through the appropriate challenging recourses and over which, if it were required in accordance to the GAAP in Peru, the provisions or reserves have been made in the DRP accounting books.  There is no procedure or any pending dispute between DRP and government authority in matter of tributes and taxes, different from those detailed in Attachment V, which forms an integral part of this contract, as it were modified by DRP periodically.  Excepted from this declaration are: (i) those that do not cause Material Adverse Effect; and (ii) those reported as “Disclosed Information” according to Attachment V of the Line of Credit Contract

Sincerely,

Henry Eric Peitz

Vice President Finance and Treasury

DOE RUN PERU S.R.L.

Lima December 14, 2005

Sirs.

Banco de Credito del Peru

Present

Attn:	Mr. Jorge Mujica
Miss Lucia Barrantes

Ref:	Non existing of Material Adverse Effect and Adverse Material Chance
in DRP and/or Affiliates

Of our consideration:

By means of this, in relation to what is disposed in numeral 8.13 of the Modification and Extension of the Term of the Line of Credit Contract executed between Banco de Credito del Peru and Doe Run Peru S.R.L. executed with date December 14, 2005, we comply with declaring the following:

That from the date of the last audited financial statements no circumstances or situations that to the criteria and reasonable discretion of Doe Run Peru S.R.L. may cause a Material Adverse Change or may have an Adverse Material Effect on:

(i)                                     the ability for repayment of the loans and/or credits by Doe Run Peru S.R.L. and/or Affiliates, or

(ii)                                  the business, operations, property, assets or liabilities of Doe Run Peru S.R.L. and/or Affiliates.

This declaration is issued with the purpose of complying with the preceding conditions established in the Eighth Clause of the Modification and Extension of the Term of the Line of Credit Contract.

Henry Eric Peitz

Vice President of Finance and Treasury

DOE RUN PERU S.R.L.

Lima December 14, 2005

Sirs.

Banco de Credito del Peru

Present

Attn:	Mr. Jorge Mujica
Miss Lucia Barrantes

Ref:	Non existence of burdens with regards to the income and assets of
Doe Run Peru S.R.L.

Of our consideration:

By means of this in relation to what is disposed in numeral 8.14 of the Modification and Extension of the Term of the Line of Credit Contract, executed on December 14, 2005 we comply with declaring the following:

That assets and accounts receivable of Doe Run Peru S.R.L. are free from any burden or tax except those contemplated in the Modification and Extension of the Term of the Line of Credit Contract or that are defined as Allowed Burdens in said contract.

This declaration is issued with the purpose of complying with the preceding conditions established on the Eighth Clause of the Modification and Extension of the Term of the Line of Credit Contract.

Henry Eric Peitz

Vice President of Finance and Treasury

DOE RUN PERU S.R.L.

ATTACHMENT X

NEGATIVE CERTIFICATE OF PLEDGE ON STOCK

(According to PDF signed Attachment)

TABLE OF CONTENTS

FIRST:	DEFINITIONS	1
SECOND:	BACKGROUND	17
THIRD:	OBJECT OF THE CONTRACT	18
FOURTH	OF THE TERMS AND CONDITIONS OF THE	24
FIFTH	REVOLVING LINE OF CREDIT REFERENCED IN CLAUSE 3.2.1. OF THE TERMS AND CONDITIONS OF THE INDIRECT REVOLVING LINE OF CREDIT REFERENCED IN CLAUSE 3.2.2.	27
SIXTH	OF THE PAYMENT OF THE LINE OF CREDIT	31
SEVENTH	OF THE COMMISSIONS	33
EIGHT	CONDITIONS PRECEDING TO THE DATE OF CLOSING	39
NINTH	CONDITIONS PRECEDING TO THE CARRYING OUT OF DISBURSEMENTS	39
TENTH	DECLARATIONS AND GUARANTEES	42
ELEVENTH	DRP OBLIGATIONS	48
TWELFTH	EVENTS OF NON FULFILLMENT	59
THIRTEENTH	CONSEQUENCES OF THE EVENT OF NON-FULFILLMENT	64
FOURTEENTH	GUARANTEES	65
FIFTEENTH	INDEMNIFICATION	67
SIXTEENTH	CESSATION AND PARTICIPATIONS	67
SEVENTEENTH	MODIFICATION OF THE CONTRACT	68
EIGHTEENTH	COSTS AND EXPENSES	69

NINETEENTH:	NOTIFICATIONS	70
TWENTIETH	OF THE AGENT AND THE BANKS	71
TWENTY FIRST	NO RENEGOTIATION	75
TWENTY SECOND	APPLICABLE LEGISLATION	76
TWENTY THIRD	ARBITRATION	76

TABLE OF ATTACHMENTS
ATTACHMENT I	LIST OF BANK COMMITMENTS
ATTACHMENT II	LIST OF RESTRICTED DRP AND DRR SUBSIDIARIES
ATTACHMENT III	DISBURSEMENT REQUEST MODEL
ATTACHMENT IV	PROMISSORY NOTE MODEL
ATTACHMENT V	REPORTED INFORMATION (DISCLOSURE SCHEDULE)
ATTACHMENT VI	LIST OF COMMERCIAL OPERATIONS WITH AFFILIATES
ATTACHMENT VII	LEGAL OPINION FORMAT – ESTUDIO FERRERO ABOGADOS
ATTACHMENT VIII	FERRITES LOAN
ATTACHMENT IX	CERTIFICATES OF THE DRP REPRESENTATIVE / NUMERALS 8.13 8.14 AND 8.16
ATTACHMENT X	NEGATIVE PLEDGE CERTIFICATE ON SOCIAL PARTICIPATIONS